Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

QUESO HOLDINGS INC.,

Q MERGER SUB INC.

and

CEC ENTERTAINMENT, INC.

Dated as of January 15, 2014

i

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2014 (this “Agreement”), is among Queso Holdings Inc., a Delaware corporation (“Parent”), Q Merger Sub Inc., a Kansas corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CEC Entertainment, Inc., a Kansas corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 9.11.

WHEREAS, the respective boards of directors (or comparable governing bodies) of Parent, Merger Sub and the Company have approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-6701, et seq. of the Kansas General Corporation Code, as amended (“KGCC”);

WHEREAS, Merger Sub shall commence a tender offer to purchase all of the shares of common stock, $0.10 par value per share, of the Company (the “Company Common Stock”) outstanding (each a “Share” and collectively, the “Shares”) for $54.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Merger”), in accordance with the KGCC, pursuant to which each issued and outstanding Share other than (i) Shares owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth in this Agreement, unanimously (i) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger and adoption of this Agreement by its stockholders;

WHEREAS, the board of directors of Merger Sub has, on the terms and subject to the conditions set forth in this Agreement, unanimously approved and declared advisable this Agreement and the Transactions and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted this Agreement and approved the Transactions;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, AP VIII Queso Holdings, L.P., a Delaware limited partnership (the “Guarantor”), has provided a guarantee (the “Limited Guarantee”) in favor of the Company, in the form set forth on Exhibit A hereto, with respect to the performance by Parent and Merger Sub of their obligations under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the Transactions and also to prescribe certain conditions to the Offer and the Merger as specified herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

SECTION 1.1 The Offer.

(a) Commencement of the Offer. Unless this Agreement shall have previously been terminated in accordance with Article VIII, and provided that the Company shall have complied in all material respects with its obligations under Section 1.2, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price as promptly as reasonably practicable following the date hereof, but no later than the tenth (10th) Business Day after the initial public announcement of the execution of this Agreement (which initial public announcement shall occur no later than the first (1st) Business Day following execution and delivery of this Agreement).

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Annex A hereto (the “Offer Conditions”). To the extent permitted by applicable Law, Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company that (i) other than in accordance with Section 1.1(h), decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends, modifies or waives the Minimum Condition, (vi) modifies or amends any of the Offer Conditions in any manner adverse to the holders of Shares or (vii) except as provided in Section 1.1(c), extends the Initial Offer Expiration Date.

(c) Expiration and Extensions of the Offer. The Offer shall initially be scheduled to expire at 9:30 a.m., New York time, on the later of (x) the twenty-first (21st) Business Day following the commencement of the Offer (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) (the “Initial Offer Expiration Date”) and (y) the second (2nd) Business Day following the Go Shop Agreement Cut-Off Date; provided that (i) if at any then-scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Merger Sub shall extend the Offer on one or more occasions for consecutive periods of at least two (2) Business Days but no more than ten (10) Business Days, each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and the Company may otherwise agree, up until the Walk-Away Date in order to permit such Offer Condition(s) to be satisfied and (ii) if, less than five (5) Business Days prior to any then-scheduled expiration of the Offer (A) Parent (either directly or through its Subsidiaries) shall have received the cash proceeds of the Debt Financing (or any Alternate Debt Financing) and/or Parent (either directly or through its Subsidiaries) shall have entered into Definitive Financing Agreements, collectively in an amount at least equal to the Required Amount, which amount will be available to Parent (either directly or through its Subsidiaries) at the Offer Closing, subject only to consummation of the Offer Closing and the Closing and (B) all of the Offer Conditions have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Merger Sub shall have the right to extend the Offer for a period of up to five (5) Business Days; provided, further, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.1(f) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII. Notwithstanding any of the foregoing contained in this Section 1.1(c), Merger Sub shall be required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or of the New York Stock Exchange applicable to the Offer; provided, however, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.1(f) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII, and nothing contained herein shall require Merger Sub to extend the period during which the Offer remains open to any date after the Walk-Away Date. The “Initial Offer Expiration Date” as it may be extended is referred to as the “Offer Expiration Date.” Notwithstanding anything to the contrary contained in this Section 1.1, if this Agreement is terminated pursuant to Section 8.1, then Merger Sub shall promptly (and, in any event, within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.

(d) Subsequent Offering Period. If, as of the acceptance for payment by Merger Sub of Shares pursuant to the Tender Offer representing at least such number of Shares as shall satisfy the Minimum Condition (the time of such acceptance, the “Acceptance Time”), all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement and applicable Law, waived by Merger Sub) but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its Subsidiaries, constitutes less than 90% of the Shares then outstanding, Merger Sub shall have the right to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) without the consent of the Company.

(e) Payment. Subject to the terms of the Offer and this Agreement and the satisfaction or permitted waiver of all the Offer Conditions, Merger Sub shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within two (2) Business Days) after the Offer Expiration Date and in any event in compliance with Rule 14d-10 and Rule 14e-1(c) under the Exchange Act. Notwithstanding any of the foregoing contained in this Section 1.1(e), Merger Sub expressly reserves the right to delay payment for all Shares in order to comply in whole or in part with applicable Laws; provided, however, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.1(f) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII. On or prior to the date that Merger Sub becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub the funds necessary to pay for all Shares that Merger Sub becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer. The payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”.

(f) Continuing Pursuit of the Merger.

(i) If at any then-scheduled Offer Expiration Date occurring on or after the date that is 45 days after the commencement of the Offer (the “Offer Walk-Away Date”) any Offer Condition shall not have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived (other than Offer Conditions that by their nature are to be satisfied on the Offer Expiration Date), then, in each case, Merger Sub may, at its sole option, irrevocably and unconditionally terminate the Offer and concurrently therewith shall pursue the Merger as contemplated in Section 6.1.

(ii) If prior to the Offer Walk-Away Date the Company (x) shall have made a Company Adverse Recommendation Change (other than with respect to an Intervening Event) pursuant to Section 6.3 or (y) shall have received a Takeover Proposal (other than from an Excluded Party prior to the end of the Go-Shop Agreement Cut-Off Date), then Merger Sub may, at its sole option, irrevocably and unconditionally terminate the Offer and concurrently therewith shall pursue the Merger as contemplated in Section 6.1.

(iii) If prior to the Offer Walk-Away Date, there shall exist a Top-Up Impediment, then Merger Sub may, at its sole option, irrevocably and unconditionally terminate the Offer and concurrently therewith shall pursue the Merger as contemplated in Section 6.1. Each of the events in clauses (i), (ii) and (iii) of this Section 1.1(f) that permit Merger Sub to irrevocably and unconditionally terminate the Offer and concurrently therewith pursue the Merger as contemplated in Section 6.1 are referred to in this Agreement as a “Conversion Event”.

(g) Termination of the Offer. The termination of the Offer pursuant to Section 1.1(c) or Section 1.1(f) is referred to in this Agreement as the “Offer Termination”. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and applicable Law. The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement except to the extent expressly provided for in Section 8.1 and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(h) Adjustments to Offer Price. The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction (including any exercise of Rights (as defined in the Rights Plan)) with respect to the Shares occurring or having a record date on or after the date of this Agreement and prior to the payment by Merger Sub for the Shares; provided that this Section 1.1(h) shall not affect or supersede the provisions of Section 6.2.

(i) Offer Documents. As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal, summary advertisement, notices to brokers, dealers and clients, and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”). The Company shall promptly furnish to Parent in writing all information concerning the Company that may be required by applicable federal securities Laws for inclusion in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents (i) to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws. The Company hereby consents to the inclusion in the Offer Documents of the Fairness Opinion and all other material disclosures relating to the Financial Advisor (including the fees and other consideration that the Financial Advisor will receive upon consummation of the Offer and the Merger) that are required by applicable Federal Securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Merger Sub shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares, and Parent and Merger Sub shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such written responses (or if oral responses, summaries thereof).

SECTION 1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable (and, in any event, within three (3) Business Days) after the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which, subject to Section 6.3, shall contain the Company Board Recommendation. The Company shall cause the Schedule 14D-9 (i) to be promptly disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities Laws for inclusion in the Schedule 14D-9. The Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such written responses (or if oral responses, summaries thereof).

(b) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly (but in any event not later than three (3) Business Days following the date hereof) furnish Merger Sub or its designated agent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Merger Sub with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law and provided that the Company shall not have made a Company Adverse Recommendation Change, the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the record holders and beneficial owners of Shares for purposes of causing the Minimum Condition to be satisfied, including, upon Parent’s reasonable written request, together with Parent and Merger Sub, jointly preparing a presentation to RiskMetrics Group and/or such other proxy advisory firms as designated by Parent to recommend this Agreement and the Transactions. The Company shall take all reasonable steps to facilitate the ability of employees to tender their Company Restricted Stock and any other Shares in the Offer. Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall not use and shall hold in confidence, until consummation of the Offer, all information furnished in accordance with this Section 1.2(b) in accordance with the requirements of the Confidentiality Agreement and, if this Agreement shall be terminated, each of Parent and Merger Sub shall deliver to the Company or destroy all copies of such information in its (or its agents’ or representatives’) possession or control in accordance with the terms of the Confidentiality Agreement.

SECTION 1.3 Directors of the Company.

(a) Composition of the Company Board and Committees. Subject to compliance with applicable Law, promptly upon the Acceptance Time, Parent, in accordance with applicable Law, shall be entitled to designate the number of directors, rounded up to the next whole number, constituting the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of directors designated and elected by Parent pursuant to this Section 1.3(a)) and (ii) the percentage that the number of Shares beneficially owned by Parent and its Subsidiaries (including Shares purchased pursuant to the Offer) bears to the total number of Shares then outstanding. The Company shall, upon the written request of Parent, promptly cause Parent’s designees to be elected or appointed to the Company Board at the Acceptance Time, including, if necessary, by increasing the total number of Company directorships (including by action of the Company Board to increase the size of the Company Board), and securing resignations of incumbent directors. The Company shall also, at the written request of Parent, promptly cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company Board, on (A) each committee of the Company Board and (B) each board of directors (or similar body) of each Subsidiary of the Company (and each committee (or similar body) thereof) at the Acceptance Time.

(b) Rule 14f-1. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3 which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.3(a) hereof shall be subject to the receipt of such information. The provisions of this Section 1.3 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(c) Independent Directors. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board shall be composed of not less than three (3) Independent Directors, and (i) if the number of Independent Directors shall ever be fewer than three (3) for any reason (or if immediately following Offer Closing there are not at least three (3) then-existing directors of the Company who are willing to serve as Independent Directors), then the remaining Independent Director(s) shall be entitled to designate a Person to fill each such vacancy and each such designated Person shall be deemed to be an Independent Director for all purposes of this Agreement, or (ii) if no Independent Directors remain for any reason, the other directors shall be required to designate three (3) Persons who are Independent Directors, and such Persons shall be deemed to be Independent Directors for all purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.3(c).

(d) “Independent Director” means a director who was a member of the Company Board immediately prior to the Acceptance Time and is independent for purposes of Rule 10A-3 under the Exchange Act.

(e) [Reserved].

(f) Independent Director Approval. Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, if Parent’s designees pursuant to Section 1.3(a) constitute a majority of the Company Board, the approval of a majority of the Independent Directors (or of the sole Independent Director if there shall be only one (1) Independent Director) shall be required for the Company to authorize (such authorization, the “Independent Director Approval”): (i) any consent or action by the Company required under this Agreement, including termination of this Agreement by the Company, (ii) any amendment of this Agreement or of the Company’s Second Restated Articles of Incorporation (the “Company Articles of Incorporation”) or Amended and Restated Bylaws (the “Company Bylaws” and, together with the Company Articles of Incorporation, the “Company Charter Documents”), (iii) any extension of the time for performance of any obligation or action hereunder by Parent or Merger Sub, (iv) any waiver of compliance with any covenant of Parent or Merger Sub or any waiver of any other agreements or conditions contained herein for the benefit of the Company or (v) any exercise of the Company’s rights or remedies under this Agreement or any action seeking to enforce any obligation of Parent or Merger Sub under this Agreement. If asked to take any of the actions or to perform any of the duties set forth in this Section 1.3(f), and with respect to any transactions where Parent has or reasonably may be deemed to have interests that are materially different from or in addition to the interests of the holders of Shares which are not Affiliates of Parent, the Independent Directors shall have the authority to retain, at the expense of the Company, the Company’s current outside legal counsel, Weil, Gotshal & Manges LLP, and a financial advisor, in each case, as reasonably necessary to ensure the exercise and discharge of their fiduciary and other duties and their obligations under this Agreement. In addition, following the appointment of Parent’s designees pursuant to Section 1.3(a), the Independent Directors shall have the authority to institute any action, on behalf of the Company and any holders of Shares which are not Affiliates of Parent (including at the request of such holders), to enforce the performance by Merger Sub or Parent of its obligations under this Agreement.

SECTION 1.4 Top-Up Option.

(a) Top-Up Option. Subject to Section 1.4(b) and Section 1.4(c), the Company grants to Merger Sub an irrevocable and non-transferable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company such number of authorized and unissued shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one (1) share of Company Common Stock more than 90% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. Upon Merger Sub’s written request, the Company shall as soon as practicable following receipt of such request (and in no event later than the Offer Closing) cause its transfer agent to certify in writing to Merger Sub the number of Shares outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(b) Exercise of Top-Up Option. Without the prior written consent of the Company, the Top-Up Option may be exercised by Merger Sub, in whole and not in part, only once, at any time following the Offer Closing until the tenth (10th) Business Day thereafter (and if there shall have been commenced a subsequent offering period as contemplated by Section 1.1(d), after the expiration of such subsequent offering period); provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent: (i) the number of Top-Up Option Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Company Common Stock, (ii) any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority shall prohibit such exercise, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Authority in connection with such exercise or the delivery of the Top-Up Option Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, or (iii) the conditions set forth in Section 7.1(c) and Section 7.1(d) are not satisfied as of the time of the issuance of the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price shall be paid by Parent or Merger Sub, by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares and by executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the balance of such purchase price. The Promissory Note (A) shall be due on the first (1st) anniversary of the Top-Up Closing, (B) shall bear simple interest of 5% per annum, (C) shall be full recourse to Parent and Merger Sub, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (D) shall have no other material terms. Notwithstanding the foregoing, Merger Sub may elect to pay (or cause to be paid) all or a portion of the aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub in cash.

(c) Top-Up Notice; Top-Up Option Closing. In the event Merger Sub elects, subject to the provisions of this Section 1.4 to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a written notice (the “Top-Up Notice”) setting forth (i) its election to so exercise and purchase the Top-Up Option Shares then-subject to the Top-Up Option, and (ii) the place (if other than as set forth in Section 2.2) and time at which the simultaneous exercise and purchase of such Top-Up Option Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that in addition to the provisions of Section 1.4(b), it shall be a condition to the exercise of the Top-Up Option that, immediately after such exercise of the Top-Up Option and the issuance of the Top-Up Option Shares, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Merger in accordance with Section 17-6703 of the KGCC as contemplated by Section 6.1(c). At the simultaneous exercise and purchase of the Top-Up Option Shares (the “Top-Up Closing”), Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares and consummation of the Merger, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares. The parties hereto agree to use their reasonable best efforts to cause (A) the exercise of the Top-Up Option, (B) the issuance and closing of the purchase of the Top-Up Option Shares, and (C) the consummation of the Merger in accordance with Section 17-6703 of the KGCC as contemplated by Section 6.1(c) to occur simultaneously.

(d) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e) Availability of Common Stock. From the date hereof until the Effective Time, the Company shall cause to be reserved and kept available out of its authorized and unissued shares of Company Common Stock or any shares of Company Common Stock held in its treasury, the number of shares of Company Common Stock that will be sufficient to permit the exercise in full of the Top-Up Option pursuant to this Section 1.4 in addition to the number of shares of Company Common Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company.

(f) No Impact on Appraisal Rights. Any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 17-6712 of the KGCC as contemplated by Section 3.3.

SECTION 1.5 Offer Documents; Schedule 14D-9; Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws) dissemination to the Company’s stockholders of such amendment or supplement.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KGCC, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (excluding the conditions that cannot by their nature be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the first (1st) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”) (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso), or unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of Kansas a certificate of merger (or, if applicable, a certificate of ownership and merger), executed in accordance with, and in such form as is required by, the relevant provisions of the KGCC (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger in accordance with KGCC (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation attached as Annex B, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable Law (and subject to Section 6.8 hereof). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable Law (and subject to Section 6.8 hereof).

SECTION 2.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any Shares or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b) and Dissenting Shares), together with the related Right (as defined in the Rights Plan) issued pursuant to the Rights Plan, shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate which represented any such Shares (each, a “Certificate”), or (ii) any non-certificated Shares represented by a book-entry (each, a “Book-Entry Share”), in each case, that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(b), without interest. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Company Common Stock formerly represented by it.

SECTION 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.1(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock immediately prior to the Effective Time and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article III.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a

Certificate for cancellation to the Paying Agent or upon receipt of an agent’s message in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, plus any accrued and unpaid dividends declared in accordance with Section 6.2(a)(i) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article III.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Company Restricted Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

SECTION 3.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 17-6712 of the KGCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such stockholder shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 17-6712 of the KGCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 17-6712 of the KGCC), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the KGCC. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1(c), without any interest thereon, it being understood that surrender of the Certificates or Book-Entry Shares representing such Dissenting Shares shall be a prerequisite to the receipt of payment in respect of any Dissenting Shares represented thereby. The Company shall give Parent (a) prompt written notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the KGCC and received by the Company relating to stockholders’ rights of appraisal, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC. Except to the extent required by applicable Law, the Company shall not offer to make or make any payment with respect to any such demands for appraisal, or settle or offer to settle any such demand for appraisal without the prior written consent of Parent

SECTION 3.4 Company Restricted Stock. Each share of restricted stock granted under any Company Stock Plan (“Company Restricted Stock”) that is outstanding immediately prior to the Effective Time shall, if not already vested, automatically vest in connection with the Merger and, at the Effective Time, each such share of Company Restricted Stock shall be cancelled, terminated and converted into the right to receive (a) the Merger Consideration plus (b) an amount equal to all accrued but unpaid dividends related to such share of Company Restricted Stock. Such amounts shall be paid to the holders of Company Restricted Stock as soon as practicable following the Closing Date, and in any event on the earlier of the first payroll date on or after the Closing Date or the third (3rd) Business Day after the Closing Date, through the Company’s payroll system. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.4.

SECTION 3.5 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction (including any exercise of Rights (as defined in the Rights Plan)), the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that except as disclosed in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) or in (or incorporated by reference in) the Company SEC Documents (as hereinafter defined) filed after December 31, 2012 and not less than five (5) Business Days prior to the date of this Agreement and only as and to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements to the extent they are primarily cautionary or predictive in nature) (the “Filed Company SEC Documents”) (it being acknowledged and agreed that any matter disclosed in the Company Disclosure Letter or in (or incorporated by reference in) such Company SEC

Documents shall be deemed disclosed with respect to any section of this Article IV to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Sections 4.1, 4.2, 4.5, 4.16, 4.17, 4.26 and 4.27 which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter):

SECTION 4.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to the Company, any fact, change, event, occurrence, condition or development which has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, provided that none of the following in and of itself shall be a Material Adverse Effect: (i) changes, events, occurrences or effects generally affecting the economy or the financial, debt, credit, capital, banking or securities markets or conditions, in the United States or elsewhere in the world, including effects on such segments, economy or markets resulting from or arising out of (1) any regulatory or political conditions or developments, or (2) any outbreak, escalation or threat of hostilities, declared or undeclared acts of war, sabotage or terrorism, or weather or climatic conditions or other force majeure events; or (ii)(A) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the announcement or consummation of this Agreement or any fact, change, event, occurrence, condition or development resulting from any actions taken by the Company or any of its Subsidiaries at the written request of Parent, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, Franchisees, partners or employees; provided that with respect to references to Material Adverse Effect in connection with the representations and warranties set forth in Sections 4.3, 4.4, 4.7(a)(xiii), 4.9(c), 4.12(h), 4.14(b) and 4.15(b), the exception set forth in this subclause (ii)(B) shall not apply, (C) the identity of Parent, Merger Sub or any of their respective Affiliates as a party to the Transactions, (D) any action taken by the Company or its Subsidiaries as required by this Agreement or with Parent’s written consent or (E) any decline in the market price, or change in trading volume, of the Company Common Stock or any failure of the Company to meet internal projections or forecasts, or projections or forecasts of any other Person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided that this clause (ii)(E) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence, condition or development underlying such change in market price or trading volume or failure has, or would reasonably be expected to have, or contribute to, a Material Adverse Effect); unless, in the cases of clauses (i) or (ii), any such fact, change, event, occurrence, condition or development has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are owned directly or indirectly by the Company free and clear of all Liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities laws, and are validly issued, fully paid, non-assessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Shares are held by any Subsidiary. Except as set forth on Section 4.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries do not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing in any Person other than the Company’s Subsidiaries, nor are any of them under any current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation, to any Person (other than routine intercompany cash management practices amongst wholly owned Subsidiaries of the Company or in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course of business and in amounts consistent with past practice).

(c) The Company solely possesses, directly or indirectly, the power to direct or cause the direction of management or policies of each Subsidiary that is incorporated in Maryland, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and immediately after the Closing will continue to solely possess, directly or indirectly, the power to direct or cause the direction of management or policies of each Subsidiary that is not wholly owned by the Company, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d) The Company has made available to Parent complete and correct copies of the Company Charter Documents and the charter, bylaws and other equivalent organizational or governing documents of all of the Company’s Subsidiaries, as amended to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any provision of the Company Charter Documents or the equivalent organizational or governing documents of the Company’s Subsidiaries, in each case, in any material respect. The Company has made available to Parent true and complete copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2011 and in the form approved by the Company Board or a committee thereof, as applicable; provided, that the Company shall not be obligated to make available to, and has not made available to, Parent or any designee thereof any portions of the minutes that discuss the Offer, the Merger and the other Transactions contemplated by this Agreement.

SECTION 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 500,000 shares of Class B Preferred Stock, par value $100 per share (“Company Preferred Stock”). At the close of business on January 14, 2014, (a) 17,530,841 shares of Company Common Stock were issued and outstanding (of which 559,475 shares of Company Restricted Stock were outstanding pursuant to the Company Stock Plans), (b) 44,341,224 shares of Company Common Stock were held by the Company in its treasury, (c) 1,000,178 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (d) no shares of Company Preferred Stock were issued or outstanding. At the close of business on January 14, 2014, there are no other shares of the Company’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All shares of Company Common Stock that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized and validly issued and fully paid, non-assessable and free of preemptive rights and (ii) are, to the extent owned directly or indirectly by the Company, owned free and clear of any Liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities laws. Since January 14, 2014, and except for the rights issued pursuant to the Rights Plan in accordance with Sections 4.27 and 6.20(a), the Company has not issued any shares of its capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock.

(b) The Company has made available to Parent true and complete copies of all powers of attorney, custodial agreements or other commitments or agreements that grant the Company a voting proxy with respect to its non-wholly owned Subsidiaries, other than any such agreements not in the Company’s possession that do not adversely affect the rights of the Company or any of its Subsidiaries. Except for powers of attorney, custodial agreements or other commitments or agreements that grant the Company a voting proxy with respect to its non-wholly owned Subsidiaries incorporated in Maryland, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters with respect to the Company.

(c) All dividends and distributions (including dividend equivalents) on shares of Company Common Stock or other securities of the Company or any of its Subsidiaries that have been declared or authorized prior to the date hereof have been paid or accrued for on the Company’s balance sheet in full.

(d) The Company does not have in effect a “poison pill” or similar stockholder rights plan, except upon its adoption of the Rights Plan contemplated by Sections 4.27 and 6.20(a).

SECTION 4.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and unanimously approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Transactions, (ii) authorized the grant of the Top-Up Option and the issuance of the Top-Up Option Shares upon exercise thereof, (iii) resolved to direct that this Agreement be submitted to the stockholders of the Company for adoption and approval if the Company Stockholder Approval is required by applicable Law in order to consummate the Merger, (iv) resolved, subject to Section 6.3 hereof, to recommend that stockholders of the Company accept the Offer, tender their Shares into the Offer and adopt this Agreement if the Company Stockholder Approval is required by applicable Law in order to consummate the Merger (it being understood that nothing in this clause (iv) shall in any way limit the Company Board’s rights under Section 6.3) and (v) approved for all purposes, for (A) each of Parent, Merger Sub and their respective Affiliates, (B) this Agreement and (C) the Transactions, to exempt such Persons, this Agreement and the Transactions from any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 17-12,100 et seq. of the Kansas Statutes Annotated (the “KSA”) (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates, this Agreement or the Transactions, which approval has not been subsequently rescinded, modified or withdrawn in any way.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any provision of the equivalent organizational or governing documents of the Company’s Subsidiaries or (iii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, or (B) violate, constitute a default or require a consent under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, binding obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written or oral (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party, except, in the case of clause (iii)(B), as set forth on Section 4.3(c) of the Company Disclosure Letter or, in the case of clause (iii)(B), for such violations or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement, to the extent required by Law, (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

(e) The Company is not, and as of the Offer Closing and the Closing will not be, an “issuing public corporation” for purposes of Section 17-1286 et seq. of the KSA, and the Company Bylaws, as amended prior to the date of this Agreement, provide that Section 17-1286 et seq. of the KSA does not apply to control share acquisitions of Company Common Stock.

SECTION 4.4 Governmental Approvals. Except for (a) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and any other filings required under, and compliance with other applicable requirements of the Exchange Act, and the rules of The New York Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Kansas pursuant to the KGCC and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.5 Company SEC Documents; Undisclosed Liabilities.

(a) Except for as disclosed in the Filed Company SEC Documents, the Company has filed on a timely basis all required registration statements, forms, reports, schedules, statements and other documents with the SEC since December 31, 2010 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), (i) the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, (ii) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and other applicable Law and (iii) none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of footnotes and to normal year-end audit adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of September 29, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions, (iv) as set forth on Section 4.5(c) of the Company Disclosure Letter, or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except for as disclosed in the Filed Company SEC Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the NYSE. Since January 1, 2011 through the date hereof, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) From January 1, 2011 to the date hereof, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding “extensions of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

SECTION 4.6 Absence of Certain Changes. Except as set forth on Section 4.6 of the Company Disclosure Letter, since the Balance Sheet Date and until the date of this Agreement:

(a) the Company has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice;

(b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent under Sections 6.2(a)(ii), (iii), (v), (vi), (vii), (viii), (ix), (xi) (except for amendments to Company Leases), (xiii), (xiv), (xvi) or (xviii); and

(c) there have not been any facts, events, changes, occurrences, conditions or developments that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.7 Material Contracts.

(a) Section 4.7(a) of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, other than (x) Franchise Agreements (except in the case of clause (ii) below), and (y) Company Leases:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company SEC Documents;

(ii) any Contract (including any Franchise Agreement) that limits the ability of the Company or any of its Affiliates (or, following the consummation of the Transactions, would limit the ability of Parent or any of its Affiliates, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area or to solicit or hire any employee or consultant;

(iii) any Contract (other than Contracts that are immaterial and do not relate to the operation of the Company’s business) that (A) contains “most favored nation” pricing provisions with any third party or (B) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(iv) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement other than for the Subsidiaries of the Company;

(v) any Contract or series of related Contracts relating to Indebtedness (including guarantees) and having an outstanding principal amount in excess of $500,000, other than intercompany loans (A) between the Company and any wholly-owned Subsidiary or (B) between the Company and International Association of CEC Entertainment, Inc. in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course and in amounts consistent with past practice;

(vi) any Contract or series of related Contracts under which the Company or any of its Subsidiaries, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $250,000, other than intercompany loans (A) between the Company and any wholly-owned Subsidiary or (B) between the Company and International Association of CEC Entertainment, Inc. in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course and in amounts consistent with past practice;

(vii) any Contract or series of related Contracts relating to currency hedges, interest rate hedges, swaps, options or derivatives;

(viii) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions or related Contracts) under such Contract of at least $500,000 individually, or $750,000 in the aggregate (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(ix) any Contract or series of related Contracts that (A) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract(s) of more than $500,000 over the remaining term of such Contract(s) or of more than $500,000 in any calendar year or (B) pursuant to which, the Company and its Subsidiaries have had, or are reasonably expected to have, aggregate payments or receipts (including termination fees) of more than $500,000 in 2012, 2013 or 2014;

(x) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that are reasonably expected to result in payments, individually or in the aggregate, in excess of $500,000;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries is a party and licenses in any Intellectual Property material to the conduct of the business of the Company or any of its Subsidiaries or licenses out any Intellectual Property owned by the Company or its Subsidiaries and material to the conduct of the business of the Company or any of its Subsidiaries, other than Contracts (A) in which grants of Intellectual Property are incidental and not material to such Contracts, and (B) for software that is generally commercially available through retail stores, distribution networks, or via the internet that is subject to “shrink-wrap” or “click-through” license agreements, or that is pre-installed as a standard part of hardware purchased by the Company;

(xii) any Contract or series of related Contracts that obligates the Company or any of its Subsidiaries to make any capital commitment (including development or construction of, or additions or expansions to, or renovations of, any property), loan or expenditure, individually or in the aggregate, in an amount in excess of $500,000;

(xiii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the Transactions.

Each contract of the type described in clauses (i) through (xiii) (whether or not set forth in Section 4.7(a) of the Company Disclosure Letter and excluding (x) Franchise Agreements and (y) Company Leases) is referred to herein as a “Material Contract”.

(b) (i) Each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent the Company or a Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) except as is set forth on Section 4.7(a) of the Company Disclosure Letter, there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 4.8 Legal Proceedings. Except as set forth on Section 4.8 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit or action (each, a “Legal Action”) against the Company or any of its Subsidiaries that is reasonably likely to result in (i) a potential liability of more than $500,000, (ii) injunctive relief against the Company or any of its Subsidiaries, or (iii) criminal sanctions against the Company or any of its Subsidiaries, nor is there any material investigation, injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. Except as set forth on Section 4.8 of the Company Disclosure Letter, within the past three years, there are no material judgments, orders or settlements (including monetary settlements of more than $500,000 paid to a plaintiff or group of plaintiffs, injunctive relief or the imposition of criminal sanctions) to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets are bound.

SECTION 4.9 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are in material compliance with all, and none of the Company or any of its Subsidiaries are in material conflict, default or violation of any, laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries including, without limitation, Franchise Laws, except as set forth on Section 4.9(a) of the Company Disclosure Letter.

(b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and all such Permits are in full force and effect, and none of the Company or any of its Subsidiaries is in material conflict, default or violation of any such Permit, except as set forth on Section 4.9(b) of the Company Disclosure Letter. The Company and its Subsidiaries are in material compliance with the terms of all Permits, except as set forth on Section 4.9(b) of the Company Disclosure Letter. As of the date of this Agreement, no material suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company threatened.

(c) The consummation of the Transactions shall not result in any material conflict, default or violation of any Permit.

SECTION 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.4, the Proxy Statement will not, on the date it is first mailed to stockholders of the Company (or any amendments or supplements thereto) and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.11 Tax Matters.

(a) Except as set forth on Section 4.11(a) of the Company Disclosure Letter: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Federal income and other material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries have paid all material amounts of Taxes that are required to be paid by any of them; (iii) no material deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which Taxes have not been fully paid or adequately reserved in accordance with GAAP in the Company SEC Documents; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (v) no audit, investigation, examination or other administrative or court proceedings are pending with any Governmental Authority with respect to material amounts of Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (vi) neither the Company nor any of its Subsidiaries or any predecessor has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any written request (that is currently outstanding) for any such extension or waiver; (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law); (viii) the Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign); and (ix) in the last six years, none of the Company or any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return (defined below) that was not filed.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or otherwise) by reason of: (i) being a member of an affiliated, consolidated, combined or unitary group or otherwise as a transferee or successor; or (ii) being a party to any tax sharing, allocation, indemnity or similar agreement (other than (A) any such agreement solely between the Company and its Subsidiaries or (B) customary Tax indemnification provisions in credit or other commercial agreements entered into in the ordinary course of business and not primarily related to Taxes).

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(e) For purposes of this Agreement: (i) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A); and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 4.12 Employee Benefits and Labor Matters.

(a) Section 4.12(a) of the Company Disclosure Letter lists each material Company Plan except for award agreements under the Company’s Third Amended and Restated 2004 Restricted Stock Plan and Second Amended and Restated Non-Employee Directors

Restricted Stock Plan. “Company Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other plan, agreement, policy or arrangement as to which the Company or any of its Subsidiaries has any liability, contingent or otherwise, that provides any pension, welfare benefit, bonus or other incentive compensation, equity or equity-based compensation, equity purchase, severance, retention, change in control, tax gross up, vacation, educational assistance or other employee benefit to any current or former employees or directors of the Company or any of its Subsidiaries, other than (i) any governmental plan or program or (ii) any other statutory obligation, in the case of each of clauses (i) and (ii), required with respect to employees located outside the United States. The Company has made available to Parent correct and complete copies of each material Company Plan, including all amendments thereto (or, in the case of any such Company Plan that is unwritten, descriptions thereof), and with respect to each material Company Plan, to the extent applicable, correct and complete copies of (A) the most recent annual report on Form 5500, if any such report is required to be filed with the IRS, (B) the most recent summary plan description, (C) the most recent trust agreement or insurance contract, and (D) all material correspondence to or from any Governmental Authority relating to such Company Plan.

(b) Each Company Plan has been administered in accordance with its terms in all material respects and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Laws.

(c) Except for non-compliance that would not have a material cost to correct or that does not otherwise have a material effect on the Company, (i) all Company Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(d) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made or, to the extent required in accordance with GAAP, have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents.

(e) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) Neither the Company nor any of its Subsidiaries has any liability under any Company Plan for any post-retirement welfare benefits coverage, except (i) as required by Section 4980B of the Code or similar Laws, (ii) continued coverage under the Company Plans through the last day of the calendar month in which any termination of employment occurs, or (iii) workers compensation or similar statutory obligations.

(g) There are no pending or, to the Knowledge of the Company, threatened, material legal or administrative proceedings, claims, suits or actions against the Company or any of its Subsidiaries relating to any Company Plan (other than claims for benefits in the ordinary course of business).

(h) Except as set forth on Section 4.12(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall (either alone or together with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of its Subsidiaries; (iii) result in the acceleration of time of payment, vesting or funding of any benefit under any Company Plan; (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan; or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(j) Each individual who performs or has performed services for the Company or any of its Subsidiaries has been properly classified as an employee or an independent contractor, and no such individual has been improperly excluded from any Company Plan, except for non-compliance or exclusions which would not reasonably be expected to result in a material liability to the Company.

(k) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Within the last three (3) years, there have not been any (x) strikes, work slowdowns, or similar organized actions, or (y) to the Knowledge of the Company, any union organizing, representation or similar proceedings, or, the threat of any strikes, work slowdowns or similar organized actions, in each case by or with respect to employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to result in a material liability to the Company or that does not otherwise have a material effect on the Company: there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceedings pending, or to the Knowledge of the Company, threatened; and the Company and its Subsidiaries are in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, unfair labor practices, and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute).

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Plans maintained pursuant to the Laws of a country other than the United States and all employee benefit plans and programs required under the Laws of a country other than the United States: (i) have been maintained in accordance with all applicable requirements; (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment; and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law and applicable generally accepted accounting principles.

(m) As of the date of this Agreement, the aggregate amount of all accrued but unpaid dividends related to shares of Company Restricted Stock does not exceed $984,000.

SECTION 4.13 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the environment or the protection thereof (“Environmental Laws”), (b) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) there are no environmental conditions at any real property owned, operated or leased by the Company or any of its Subsidiaries that have resulted or would reasonably be expected to result in liability of the Company or any of its Subsidiaries pursuant to Environmental Laws, and (d) neither the Company nor any of its Subsidiaries has received written notice of any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.

SECTION 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and correct list of all material issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Internet domain name registrations and Copyright registrations owned, filed or applied for by the Company or any of its Subsidiaries, including, for each listed item, the record owner of such item, jurisdiction in which such item has been issued or registered or is pending and, as applicable, issuance, registration or application date and number of such item.

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Letter, the Company or any of its Subsidiaries, as applicable, owns, or is licensed or otherwise possesses adequate rights to use, all material Intellectual Property used in their respective businesses as currently conducted; provided however, that the representation and warranty in this Section 4.14(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation of any Intellectual Property, which is addressed in Section 4.14(d) below. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the Transactions shall materially alter, impair, limit, restrict, or extinguish any rights of the Company or any of its Subsidiaries in all material Intellectual Property used in their respective businesses as currently conducted.

(c) Except as set forth on Section 4.14(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no pending (or since January 1, 2011, to the Knowledge of the Company, threatened) claims by any Person alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or challenging the ownership, validity or enforceability of any material Intellectual Property owned by the Company or any of its Subsidiaries.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Letter or as would not reasonably be expected to be material to the operation of the business, to the Knowledge of the Company, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, constitute or result from a misappropriation of or violate any Intellectual Property of any Person and (ii) as of the date of this Agreement, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries (i) take commercially reasonable measures to protect the security of the computer systems owned by the Company or any of its Subsidiaries and the confidentiality of the material Trade Secrets owned by the Company or any of its Subsidiaries and (ii) comply in all material respects with their respective internal written policies regarding the collection, use and disclosure of personally identifiable information.

SECTION 4.15 Property; Title to Assets.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof), except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice (each, an “Owned Property”), free and clear of all Liens except (i) statutory liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents, (iii) Permitted Liens and (iv) such other imperfections or irregularities of title or other Liens that would not reasonably be expected to be, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents or acquired after the date thereof (each, a “Company Lease”), other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed SEC Company Documents. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis, (i) no breach, violation or default or any event or condition which, after notice or lapse of time or both, would constitute a violation or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any counterparty to a Company Lease, exists under any Company Lease, (ii) each Company Lease is legal, valid, binding and enforceable and in full force and effect (subject to the Bankruptcy and Equity Exception), (iii) each of the Company and its Subsidiaries enjoys peaceful, undisturbed, sole and exclusive possession under the respective Company Lease; (iv) neither the Company nor any of its Subsidiaries has received any notice of termination from any lessor under any Company Lease, and (v) each Company Lease will continue to be binding in accordance with its terms following the Closing Date, and the closing of the Transactions and will not result in an actual or potential default, or require the payment of any sum of money, under any Company Lease. Prior to the date hereof, Parent and Merger Sub either have been supplied with, or have been given access to, a correct and complete copy of each Company Lease.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Letter, (i) there are no outstanding options or rights of first refusal in favor of any other party to purchase any Owned Property or any interest therein, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Property and (iii) there are no pending or, to the Knowledge of the Company or its Subsidiaries, threatened, condemnation or eminent domain proceedings affecting any Owned Property or demised premises under a Company Lease. The Company and its Subsidiaries do not maintain, use or occupy, or a have a right to use or occupy, any real property except an Owned Property or pursuant to a Company Lease.

(d) The tangible assets of the Company are in good working order and usable condition and adequate for the purposes for use in the Company’s business in the ordinary course consistent with past practice, reasonable wear and tear excepted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.16 Opinion of Financial Advisor. The Company Board has received the opinion (the “Fairness Opinion”) of Goldman Sachs & Co. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares. A signed true and complete copy of the Fairness Opinion will promptly (and in any event within two (2) days) be provided to Parent after the date of this Agreement. The Company has received the consent of the Financial Advisor to include the Fairness Opinion in the Schedule 14D-9 and the Proxy Statement and to allow Parent and Merger Sub to include the Fairness Opinion in the Offer Documents.

SECTION 4.17 Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4.18 Franchise Matters.

(a) The Company has made available to Parent true and correct copies of each Franchise Agreement in effect as of the date hereof. Except as set forth on Section 4.18(a) of the Company Disclosure Letter, (i) each Franchise Agreement is valid and binding on the Company and/or any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Franchise Agreement and (iii) there is no material default under any Franchise Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under any Franchise Agreement, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition.

(b) To the Knowledge of the Company, all funds administered by or paid to the Company or any Subsidiary on behalf of one or more Franchisees at any time since January 1, 2012, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the Franchise Agreements.

(c) The Company has made available to Parent copies of each FDD that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since January 1, 2009. All FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises at any time since January 1, 2009 have contained substantially all information required by the FTC Rule and other Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in material compliance with the Franchise Laws.

SECTION 4.19 Inventory. Except as set forth on Section 4.19 of the Company Disclosure Letter, subject to any reserve therefor in the balance sheet of the Company and its Subsidiaries since the Balance Sheet Date (including the notes thereto) included in the Filed Company SEC Documents, all material Inventories (including Inventory ordered but not yet received) consisted of items of a quality usable or saleable in the ordinary course of business consistent with past practices and were in quantities reasonably sufficient for the normal operation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practices. As used in this Section 4.19, the term (the “Inventory”) means the inventories of raw materials, work-in-process (including semi-finished goods) and finished goods or products (including in-transit inventory) used, useable or otherwise saleable in the ordinary course of the business of the Company and its Subsidiaries, calculated in accordance with the lower of cost or market method, in accordance with GAAP.

SECTION 4.20 Capital Expenditure Plan. Section 4.20 of the Company Disclosure Letter sets forth a true, complete and correct list of the planned capital expenditures of the Company and its Subsidiaries in the twelve-month period following the date hereof.

SECTION 4.21 Suppliers and Distributors. Section 4.21 of the Company Disclosure Letter sets forth a true, complete and correct list of the twenty (20) largest suppliers, vendors, distributors or purchasing agents (each, a “Key Supplier”) of the Company and its Subsidiaries (determined on the basis of amounts paid by the Company and its Subsidiaries in the twelve-month period ended December 31, 2013), together with amounts paid to such Key Suppliers during such period. No Key Supplier has reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, supplying such goods, materials or services to the Company or any of its Subsidiaries on commercially reasonable terms.

SECTION 4.22 Quality and Safety of Food, Beverage, Prizes, Merchandise and Other Products. Since January 1, 2009, (a) other than as set forth on Section 4.22 of the Company Disclosure Letter, there have been no material recalls of any food, beverage, prize, merchandise or other products of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food, beverage or other products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in material violation of applicable Law, or otherwise pose an inappropriate threat to the health or safety of a consumer when consumed or used in the intended manner.

SECTION 4.23 Insurance. The Company and each of its Subsidiaries and properties is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries and self-insurance amounts, which together are customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industry and locales in which the Company and its Subsidiaries operate. Section 4.23 of the Company Disclosure Letter contains a list of all material insurance policies in effect as of the date of this Agreement. Except as set forth in Section 4.23 of the Company Disclosure Letter, as of the date hereof, there is no claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. With respect to each such insurance policy, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the insurance policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or, to the Knowledge of the Company, failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of, any such policy and (c) to the Knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. The Company and its Subsidiaries and their respective assets and properties, have at all times since January 1, 2011 been and are adequately insured, to the extent required by Law or any Contract to which the Company or any of its Subsidiaries are party. As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced.

SECTION 4.24 Affiliated Transactions. No present or former director, officer, stockholder, partner, member, employee or Affiliate (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing a “Related Party”) is a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any transaction with any of the foregoing since January 1, 2009, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed. Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. To the Knowledge of the Company, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 4.24 of the Company Disclosure Letter, serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

SECTION 4.25 Certain Business Practices. Neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

SECTION 4.26 State Takeover Laws. None of the restrictions of any state Takeover Law are applicable to this Agreement or the Transactions.

SECTION 4.27 Rights Plan. The Company has adopted a stockholder rights plan in the form attached hereto as Exhibit B-1 (the “Rights Plan”). The Rights Plan has an effective date as of the date hereof.

SECTION 4.28 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV (as modified or disclosed against by the Company Disclosure Letter and the Company SEC Documents), neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article IV (as modified or disclosed against by the Company Disclosure Letter and the Company SEC Documents) and except in the case of fraud, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 5.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas.

SECTION 5.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Transactions.

SECTION 5.3 Governmental Approvals. Except for (a) the filing with the SEC of the Offer Documents, and any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of The New York Stock Exchange, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Kansas pursuant to the KGCC and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Transactions.

SECTION 5.4 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.10, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.10, the information supplied by Parent specifically for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company (or any amendments or supplements thereto) and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 5.6 Capital Resources. Parent has delivered to the Company true, correct and complete copies of the debt commitment letter dated as of the date of this Agreement from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Credit Suisse AG, Morgan Stanley Senior Funding, Inc. and UBS AG, Stamford Branch (as the same may be amended or replaced and including any executed commitment letter (or similar agreement) for Alternate Financing, in each case, pursuant to Sections 6.19(b) or 6.19(c), as applicable (the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, the lenders party there to have committed to provide or cause to be provided debt financing as described therein (the “Debt Financing”) and the equity commitment letter dated as of the date of this Agreement from the Guarantor (the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest the amounts as described therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Each of the Commitment Letters is a legal, valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. Assuming (i) the accuracy of the representation and warranties set forth in Article IV and (ii) the performance by the Company and its Subsidiaries of the covenants contained in this Agreement, in each case such that the conditions set forth in Section 7.2 would be satisfied, the aggregate net proceeds contemplated by the Commitment Letters will be sufficient for Parent and Merger Sub to consummate the Offer and the Merger in accordance with this Agreement and to pay all fees and expenses payable by them in connection with the Transactions (such amount, the “Required Amount”). The obligations of the financing sources to fund the commitments under the Commitment Letters are not subject to any conditions, side agreements or other arrangements or understandings (except for fee credit letters and engagement letters and a fee letter, a copy of which has been provided to the Company with only the amount of fees, “pricing flex” and other economic terms therein redacted) other than as set forth in the Commitment Letters. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letters by Parent or Merger Sub. Parent has no knowledge of any facts or circumstances that, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, would be reasonably likely to result in (a) the conditions precedent set forth in the Commitment Letters not being satisfied or (b) the funding contemplated in the Commitment Letters not being made available to Parent in order to consummate the Transactions at the Closing. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters and has otherwise satisfied all of the other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letters on or prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Commitment Letters as and when they become payable.

SECTION 5.7 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, in the form set forth in Exhibit A hereto. The Limited Guarantee is in full force and effect (subject to the Bankruptcy and Equity Exception) and no event has occurred which, with or without the giving of notice or the lapse of time or both, would or would reasonably be expected to constitute a default on the part of the Guarantor under the Limited Guarantee.

SECTION 5.8 Brokers and Other Advisors. Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

SECTION 5.9 Ownership of Shares. Neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise, as of the date hereof.

SECTION 5.10 Certain Arrangements. There are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 5.11 Parent and Merger Sub Acknowledgements.

(a) Except for the representations and warranties expressly made by the Company in Article IV of this Agreement (as modified by the Company Disclosure Letter and the Company SEC Documents), Parent and Merger Sub acknowledge and agree that:

(i) the Company is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Subsidiaries’ respective businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, material or other information (financial or otherwise) regarding the Company or any of its Subsidiaries furnished to Parent, Merger Sub or their representatives or made available to Parent, Merger Sub or their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and

(ii) no officer, agent, representative or employee of the Company or any of its Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(b) Except for the representations and warranties expressly made by the Company in Article IV of this Agreement (as modified by the Company Disclosure Letter and the Company SEC Documents), Parent and Merger Sub specifically disclaim (i) that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (ii) any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV of this Agreement.

(c) Parent is acquiring the Company subject only to the specific representations and warranties set forth in Article IV of this Agreement (as modified by the Company Disclosure Letter and the Company SEC Documents).

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Provided there shall not have been a Company Adverse Recommendation Change permitted by Section 6.3 hereof or a valid termination of this Agreement pursuant to Section 8.1, as promptly as reasonably practicable after the commencement of the Offer: (i) the Company shall promptly prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) if the Company Stockholder Approval is required by applicable Law in order consummate the Merger, as promptly as reasonably practicable after the Offer Closing, Offer Expiration Date or Offer Termination, as applicable, the Company shall promptly (and in any event within two (2) Business Days) file the Proxy Statement with the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC (such date, the “Proxy Clearance Date”). The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. The Company agrees to reasonably consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such written responses (or if oral responses, summaries thereof).

(b) The Company shall, as soon as reasonably practicable following the Proxy Clearance Date and in accordance with the Company Charter Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company shall, through the Company Board, declare that this Agreement is advisable and recommend to its stockholders adoption of this Agreement; provided that the Company shall not have the foregoing obligation if there shall have been a Company Adverse Recommendation Change. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two (2) Business Days prior to the Walk-Away Date.

(c) Notwithstanding the foregoing, if, following the Offer Closing, the expiration of any “subsequent offering period” as contemplated by Section 1.1(d) and the exercise, if any, of the Top-Up Option, Parent and its Affiliates shall own at least 90% of the outstanding shares of each class and series of outstanding capital stock of the Company, the parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of all Shares held by Parent or its Affiliates, to cause the Effective Time to occur as soon as practicable after the Offer Closing without the Company Stockholders Meeting in accordance with Section 17-6703 of the KGCC.

(d) Each of Parent and Merger Sub shall affirmatively vote at the Company Stockholders Meeting or otherwise all Shares acquired in the Offer (if any), or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date, for the adoption of this Agreement in accordance with applicable Law.

SECTION 6.2 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 6.2(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents, the Company and its Subsidiaries shall (x) conduct its business in all material respects in the ordinary course consistent with past practice, and (y) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the relationships with those Persons having business relationships with the Company or any of its Subsidiaries and (z) to continue its program of capital expenditures in accordance with the Company’s capital expenditure budget pursuant to Section 6.2(a)(iv) in the ordinary course of business. Without limiting the generality of the foregoing, and except as contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 6.2(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents, the Company shall, and shall cause its Subsidiaries to, not:

(i) (A) issue, sell or grant any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its or its Subsidiaries’ capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its or its Subsidiaries’ capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of its or its Subsidiaries’ capital stock, or any rights, warrants or options to acquire any shares of its or its Subsidiaries’ capital stock, except (x) pursuant to commitments in effect as of the date hereof or (y) in connection with acquisitions in connection with the forfeiture of equity awards; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its or its Subsidiaries’ capital stock; or (D) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or any other similar transaction with respect to any shares of its or its Subsidiaries’ capital stock;

(ii) incur or cancel any Indebtedness for borrowed money or guarantee any such Indebtedness, other than amounts not in excess of $250,000 in the aggregate outstanding at any time;

(iii) sell, lease, license, abandon or otherwise dispose of any of its properties or assets other than (A) sales, leases, licenses, abandonments or other dispositions in the ordinary course consistent with past practice, (B) pursuant to Contracts in force on the date of this Agreement and listed on Section 6.2(a)(iii) of the Company Disclosure Letter, (C) dispositions of obsolete or worthless assets, or (D) transfers among the Company and its Subsidiaries;

(iv) make capital expenditures, in the aggregate, that are more than $250,000 in excess of the amount set forth in the Company’s current plan provided in Section 4.20 of the Company Disclosure Letter;

(v) make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (except in the ordinary course of business consistent with past practice and except for the acquisitions of existing Franchises by the Company set forth on Section 6.2(a)(v) of the Company Disclosure Letter) of any other Person for consideration in excess of $500,000 in the aggregate; provided that this Section 6.2(a)(v) shall not permit the Company or any of its Subsidiaries to acquire the capital stock of any other Person;

(vi) mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict the use of any of its or its Subsidiaries’ capital stock or other equity interests or material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon except Permitted Liens;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) the Company, (B) any wholly-owned Subsidiary, (C) in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course and in amounts consistent with past practice, or (D) to Company employees through the Company’s 401(k));

(viii) other than in the ordinary course of business and in amounts consistent with past practice, enter into (A) any intercompany loan (other than (A) with the Company, (B) with any wholly-owned Subsidiary or (C) in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course and in amounts consistent with past practice) or (B) intercompany debt arrangement (other than (A) with the Company, (B) with any wholly-owned Subsidiary or (C) in connection with the system fund administered by International Association of CEC Entertainment, Inc. in the ordinary course and in amounts consistent with past practice), or, in either case, modify or otherwise increase or decrease the balances thereof;

(ix) waive, release, assign, settle or compromise any Legal Action, Transaction Claim, or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its Subsidiaries or any of their respective directors or officers, other than in the case of Legal Actions or other claims, liabilities or obligations either (A) for an amount not greater than $250,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined, in each case, net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to the Company or any of its Subsidiaries by an insurance policy, in each case only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its officers or directors;

(x) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, the operations of the Company and its Affiliates or the Surviving Corporation or its Affiliates after the Effective Time;

(xi) Except as required by applicable Law or the Transactions, enter into, amend, terminate (other than terminations in accordance with their terms) or waive any material rights or obligations under, any Material Contract, Franchise Agreement or Company Lease;

(xii) (A) other than as set forth on Section 6.2(a)(xii) of the Company Disclosure Letter, increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) grant any severance or termination pay to, or enter into any severance agreement with, any of its directors, officers, employees or individual independent contractors, other than payments of severance benefits pursuant to any Company Plan in effect as of the date hereof in the ordinary course of business, consistent with past practice, (C) enter into any employment, retention or change of control agreement (including, for the avoidance of doubt, any offer letter) with any of its directors, officers or employees, other than employment agreements terminable on less than thirty (30) days’ notice without payment of severance benefits or penalty or similar payments, (D) amend or terminate any, or enter into or adopt any new, Company Plan (or other plan, agreement or arrangement that would be a Company Plan if in effect on the date hereof) for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries, (E) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Company Plan (except for payment of insurance premiums, contributions to tax-qualified plans, or payment of employment Taxes, in each case as required under applicable Law or the applicable Company Plan), (F) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees, (G) terminate the employment of any executive officer of the Company, other than for cause, or (H) hire any employee or individual independent contractor having a total annual compensation (including salary, bonus and benefits) in excess of $150,000, in each case, other than as required pursuant to applicable Law or the terms of any Company Plan in effect on the date of this Agreement;

(xiii) make or change any material election concerning Taxes, file any material amended Tax Return, change any material method of Tax accounting, or settle or compromise any audit or proceeding relating to a material amount of Taxes;

(xiv) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xv) amend the Company Charter Documents or any charters, bylaws or similar organizational or governing documents of any of the Company’s Subsidiaries;

(xvi) enter any new line of business outside of its existing business;

(xvii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;

(xviii) enter into any agreement or understanding or arrangement with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock;

(xix) fail to use commercially reasonable efforts to (A) keep in force material insurance policies and (B) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(xx) merge or consolidate the Company or any of its Subsidiaries with any Person;

(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xxii) other than as permitted by Section 6.3, take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any conditions to the Merger set forth in Article VII not being satisfied; or

(xxiii) agree in writing to take any of the foregoing actions.

(b) Parent and the Company agree that, during the period from the date of this Agreement until the Effective Time, Parent and the Company shall not, and shall not permit any of their Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a “Delay”). Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

SECTION 6.3 Go Shop; No Solicitation.

(a) During the period commencing on the date of this Agreement and ending at 4:59 p.m. (New York time) on January 29, 2014 (the “Go-Shop Period”), the Company and its Subsidiaries’ respective directors, officers, employees, consultants, advisors (including its investment bankers, attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”) retained in connection with the Transactions shall be permitted to, directly or indirectly (x) continue to solicit, initiate, encourage and facilitate any inquiry, discussion, offer or request from a Qualified Pre-Existing Bidder that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (y) grant a waiver or terminate any “standstill” or similar obligation of a Qualified Pre-Existing Bidder with respect to the Company or any of its Subsidiaries to allow such Person to submit a Takeover Proposal in compliance with this Section 6.3 and (z) continue to engage in discussions and negotiations with, and furnish non-public information relating to the Company and its Subsidiaries and afford access to the books and records of the Company and its Subsidiaries to any Qualified Pre-Existing Bidder in connection with a Takeover Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Takeover Proposal; provided, that the Company has previously provided or made available (or concurrently provides or makes available) such information to Parent. The Company (i) shall advise Parent orally and in writing of the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any Qualified Pre-Existing Bidder regarding any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the Qualified Pre-Existing Bidder making the Takeover Proposal or request, (ii) deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such Qualified Pre-Existing Bidder or its Representatives relating to any such Takeover Proposal, and (iii) advise Parent orally and in writing of any material modifications to the financial or other material terms and conditions of such Takeover Proposal and any material developments, discussions or negotiations regarding any Takeover Proposal, in each case on a current basis (and in any event within twenty-four (24) hours) of the Company’s receipt thereof. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Qualified Pre-Existing Bidder which prohibits the Company from providing such information to Parent and shall otherwise keep Parent informed on a current basis (and in any event within twenty-four (24) hours) of the status of any discussions or negotiations and of any modifications to such inquiries, proposals or offers, including any change in the Company’s intentions as previously stated.

(b) From and after the expiration of the Go-Shop Period, (i) the Company shall, and shall cause each of its and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Qualified Pre-Existing Bidder (other than Excluded Parties for so long as such persons or groups are Excluded Parties) relating to any Takeover Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Takeover Proposal; and (ii) the Company shall request that each such Qualified Pre-Existing Bidder (other than any Excluded Party for so long as such person or group is an Excluded Party) promptly return to the Company or destroy any non-public information previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality or similar agreement in place with such Person.

(c) As promptly as reasonably practicable, and in any event within one (1) Business Day following the expiration of the Go-Shop Period: (i) the Company shall deliver to Parent a written notice setting forth: (A) the identity of each Excluded Party and each other Person that, to the Knowledge of the Company, has (or is expected to have) a material equity interest in the Takeover Proposal proposed by such Excluded Party; and (B) the material terms and conditions of the pending Takeover Proposal made by such Excluded Party (it being understood that price per share shall be considered a material term of any such pending Takeover Proposal); and (ii) the Company shall deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such Excluded Party or its Representatives.

(d) Except with respect to Qualified Pre-Existing Bidders during the Go-Shop Period as provided in Section 6.3(a), from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, shall cause its Subsidiaries not to, and shall not permit its or its Subsidiaries’ Representatives to, directly or indirectly, (i) solicit, initiate, knowingly facilitate (including by way of furnishing information) or knowingly encourage any inquiries regarding, or the making of any proposal or offer from, any Person that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into or participate in any discussions or negotiations with (other than to state the Company is not permitted to have discussions), or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the books or records of the Company or its Subsidiaries to, any Person that, to the Knowledge of the Company, is seeking to make, or has made, a Takeover Proposal, (iii) execute or enter into any

Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or resolve, agree or propose to do any of the foregoing or (iv) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement). Except with respect to Qualified Pre-Existing Bidders during the Go-Shop Period as provided in Section 6.3(a), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal as of the date hereof, shall take reasonable steps to inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 6.3 and shall promptly request that all confidential information previously furnished to any such third parties and their respective Representatives be returned or destroyed promptly.

(e) At any time after the expiration of the Go-Shop Period and prior to the Acceptance Time, following the receipt by the Company of an unsolicited bona fide written Takeover Proposal, if the Company Board determines in good faith (i) that such unsolicited bona fide written Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such unsolicited bona fide written Takeover Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to the Company and any of its Subsidiaries to the Person who has made such unsolicited bona fide written Takeover Proposal pursuant to an Acceptable Confidentiality Agreement, so long as any non-public information provided under this clause (x) has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person if it has not been provided to Parent previously, and (y) participate in discussions and negotiations regarding such unsolicited bona fide written Takeover Proposal.

(f) At any time after the date hereof, the Company shall: (i) advise Parent orally and in writing of the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the party making the Takeover Proposal or request, (ii) deliver to Parent unredacted copies of all proposed transaction documents received by the Company or any of its Representatives from any such party or its Representatives relating to any such Takeover Proposal, and (iii) advise Parent orally and in writing of any material modifications to the financial or other material terms and conditions of such Takeover Proposal (it being understood that price per share shall be considered a material term of any such Takeover Proposal) and any material developments, discussions or negotiations regarding any Takeover Proposal, in each case on a current basis (and in any event within twenty-four (24) hours) of the Company’s receipt thereof. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and shall otherwise keep Parent informed on a current basis (and in any event within twenty-four (24) hours) of the status of any discussions or negotiations and of any modifications to such inquiries, proposals or offers, including any change in the Company’s intentions as previously stated.

(g) Except as expressly permitted by Section 6.3(h) and Section 6.3(i), the Company Board (or a committee thereof) shall not (i)(A) withdraw, modify, amend or qualify, in a manner adverse to Parent, the recommendation by the Company Board that stockholders of the Company accept the Offer, tender their Shares into the Offer and adopt this Agreement (the “Company Board Recommendation”), (B) adopt, approve, recommend, endorse or otherwise declare advisable to the stockholders of the Company a Takeover Proposal, (C) enter into any agreement, letter of intent, agreement in principle or definitive agreement for a Takeover Proposal or requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder, (D) subject to Section 6.3(k), fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Takeover Proposal, (E) fail to include the Company Board Recommendation in either the Schedule 14D-9 or the Proxy Statement, (F) within three (3) Business Days of a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company, the Company fails to issue a press release that reaffirms the Company Board Recommendation, (G) breach Section 6.20, (H) other than with the written consent of Parent or as required by any judgment, injunction, order, decree or statute of a Governmental Authority, amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan or (I) resolve or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any written letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

(h) Notwithstanding Section 6.3(g), the Company Board may, at any time before the earlier of (i) the Acceptance Time or (ii) the adoption of this Agreement by the Company’s stockholders and in response to a Superior Proposal received by the Company Board after the date of this Agreement, (x) make a Company Adverse Recommendation Change in accordance with Section 6.3(i) or (y) terminate this Agreement to enter into a Company Acquisition Agreement in connection with a Superior Proposal in accordance with Section 8.1(d)(ii), but only if:

(i) the Company shall have first provided prior written notice to Parent in advance of taking such action that it is prepared (x) to make a Company Adverse Recommendation Change in accordance with Section 6.3(i),which notice shall specify the details of an Intervening Event, if applicable or (y) to terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal and the identity of the party making such Superior Proposal, and shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of the definitive agreements with respect to such Superior Proposal;

(ii) prior to making any Company Adverse Recommendation Change or, in the case of a Superior Proposal, approving or recommending such Superior Proposal or terminating this Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Affiliates in good faith (to the extent Parent and its Affiliates also seek to negotiate) to make such adjustments in the terms and conditions of this Agreement so that this Agreement results in a transaction that is no less favorable to the stockholders of the Company than any Takeover Proposal that is deemed to constitute a Superior Proposal; and

(iii) Parent does not make, within five (5) Business Days (or, with respect to a Superior Proposal from a Pre-Existing Qualified Bidder during the Go-Shop Period or an Excluded Party prior to the Go-Shop Agreement Cut-Off Date, two (2) Business Days) after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of any such Superior Proposal shall require an additional notice to Parent and an additional three (3) Business Day period) (or, with respect to a Superior Proposal from a Pre-Existing Qualified Bidder during the Go-Shop Period or an Excluded Party prior to the Go-Shop Agreement Cut-Off Date, an additional two (2) Business Days) (any such notice period being the “Notice Period”), a proposal that the Company Board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this clause (h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless (A) at or concurrently with such termination the Company pays the Company Termination Fee in full and otherwise complies with the provisions of Section 8.1(d)(ii) and (B) such Superior Proposal did not result from a breach by the Company of this Section 6.3.

(i) Notwithstanding Section 6.3(g), but subject to Section 6.3(h), at any time before the earlier of (i) the Acceptance Time or (ii) the adoption of this Agreement by the Company’s stockholders (x) in response to the receipt of a bona fide written Takeover Proposal, if the Company Board determines in good faith (after consultation with its advisors) that such bona fide written Takeover Proposal constitutes a Superior Proposal (after consultation with outside legal counsel), that it is required to withdraw, modify or amend the Company Board Recommendation in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, or (y) if, other than in connection with a Takeover Proposal, an event, fact, circumstance, development or occurrence (an “Intervening Event”) that affects the business assets or operations of the Company that is unknown (and is not reasonably foreseeable) to the Company Board as of the date of this Agreement becomes known to the Company Board prior to obtaining the Company Stockholder Approval and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that it would be required to withdraw, modify or amend the Company Board Recommendation in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then, in each case, the Company Board may withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent; provided that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing if any such Superior Proposal resulted from a breach by the Company of this Section 6.3. The Company agrees that any violation of this Section 6.3 by any Subsidiary, Representative of the Company or any Representative of any Subsidiary shall be deemed a breach of this Section 6.3 by the Company.

(j) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal substantially similar to and on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Go-Shop Agreement Cut-Off Date” means February 4, 2014.

“Excluded Party” shall mean a Qualified Pre-Existing Bidder from which the Company received, during the Go-Shop Period, a bona fide written Takeover Proposal that: (i) remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; and (ii) the Company Board reasonably determines in good faith during the one (1) Business Day period commencing upon the expiration of the Go Shop Period, after consultation with the Company’s financial and legal advisors, constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that a Qualified Pre-Existing Bidder that is an Excluded Party shall immediately and irrevocably cease to be an Excluded Party upon the withdrawal, termination or expiration of such Takeover Proposal (as it may be amended, adjusted, changed, revised, extended and supplemented).

“Qualified Pre-Existing Bidder” shall mean a Person (a) with whom the Company has executed a confidentiality agreement in connection with its exploration of a potential sale of the Company beginning on October 6, 2013 and ending on the date of this Agreement and (b) which was invited by the Company to make a Takeover Proposal in the second round of such sale process.

“Superior Proposal” means an irrevocable, bona fide, written and binding proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or readily marketable securities, more than 80% of the equity securities of the Company or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, at a price that offers greater value per share of Company Common Stock than the Offer Price, which is not subject to a financing condition or, if financing is required, such financing is then fully committed on a basis that is subject to terms and conditions, individually or in the aggregate, that are no less favorable to the Company than the terms and conditions of the Financing, and which is otherwise on terms and conditions which the Company Board determines in good faith (after consultation with its financial and legal advisors) and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Takeover Proposal and the Person making the proposal and any conditions to any related financing to be more favorable to the Company’s stockholders from a financial point of view than the Transactions (taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to Section 6.3(h)) and is reasonably likely to be consummated on the terms proposed on a timely basis.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (i) acquisition of assets of the Company and its Subsidiaries equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or net income on a consolidated basis are attributable, (ii) acquisition of 25% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of capital stock of the Company or any of its Subsidiaries or any resulting parent company of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (v) involving any combination of the foregoing; in each case, other than the Transactions.

(k) Nothing in this Section 6.3 shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other similar communication to stockholders under applicable Law, if the Company Board determines, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law (including any fiduciary duties of the Company Board thereunder); provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

SECTION 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including as required under any Material Contract, Franchise Agreement or Company Lease. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade

Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (B) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Affiliates shall be required to (and neither the Company nor any of its Subsidiaries shall), (i) sell, license, divest or dispose of or hold separate any entities, assets, Intellectual Property or businesses of any Affiliate of Parent or Merger Sub or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (ii) terminate, amend or assign existing relationships or contractual rights and obligations, of any Affiliate of Parent or Merger Sub or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (iii) change or modify any course of conduct regarding future operations, of any Affiliate of Parent or Merger Sub or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries, (iv) otherwise take actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein or (v) commit to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, Parent shall not require the Company or its Subsidiaries to, and the Company and its Subsidiaries shall not be required to, take any action with respect to any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority or any applicable Law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

(f) As promptly as reasonably practicable following the date hereof, the Company shall deliver all notices required pursuant to any Material Contracts, Franchise Agreements or Company Leases as a result of the execution, delivery and performance of this Agreement and/or the consummation of the Transactions. The Company shall, and shall cause its Subsidiaries to, waive any notice periods required pursuant to any intercompany agreements as a result of the execution, delivery and performance of this Agreement and/or and the consummation of the Transactions that would, without such waiver, extend beyond the Walk-Away Date. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.

SECTION 6.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, except as set forth in Section 6.3, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or the New York Stock Exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that subject to Section 6.3, the Company need not consult with Parent or Merger Sub in connection with any press release or public statement to be issued or made in connection with any Takeover Proposal or any Company Adverse Recommendation Change; and provided, further, that the Company, Parent or Merger Sub may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

SECTION 6.6 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s officers, employees, properties, books, Contracts and records and the Company shall furnish reasonably promptly to Parent such other information concerning its business and properties as Parent may reasonably request (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company); provided, however, that the Company shall not be obligated to provide such access or information if (a) the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or an obligation of confidentiality owing to a third party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such access, jeopardize the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information or (b) such information relates to or includes the evaluation, deliberations or minutes of the Company Board (or any committee thereof) related to the Transactions or any materials provided to the Company Board (or any committee thereof) in connection therewith. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of the date of this Agreement, by and between the Company and Apollo Management VIII, L.P. (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. No investigation, or information received, pursuant to this Section 6.6 will modify any of the representations and warranties of the Company herein. The Company hereby releases Apollo Management VIII, L.P. from all of its obligations under the confidentiality agreement between the Company and Apollo Management VIII, L.P., dated as of October 23, 2013 (as amended, the “Existing Confidentiality Agreement”)), and the Company agrees that Apollo Management VIII, L.P. shall have no further liability under the Existing Confidentiality Agreement.

SECTION 6.7 Notification of Certain Matters; Further Action; Consents.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions (each, a “Transaction Claim”) or (iii) any change, condition or event (including any renewal, termination, or amendment of, or any proposed modification to, any Material Contract, Franchise Agreement or Company Lease) (A) that to such party’s knowledge renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) The Company shall promptly provide copies to Parent of all proceedings and correspondence relating to any Transaction Claim. The Company shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any Transaction Claim, and shall give due consideration to Parent’s advice with respect to such Transaction Claim. Without the prior written consent of Parent, the Company shall not settle any Transaction Claim.

SECTION 6.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer, or employee of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 6.8(a) of the Company Disclosure Letter, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not, for a period of six (6) years from and after the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.8 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.8) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined under applicable Law that such Indemnitee is not entitled to be indemnified.

(b) In the event of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.8 (each, a “Claim”), (i) the Surviving Corporation shall cooperate with the Indemnitee in the defense of any such Claim and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnitee is a party (and in respect of which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Legal Action or the Indemnified Party otherwise consents.

(c) For the six-year (6) period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, substantially similar to those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium; provided that any such replacement or substitution of insurance policies shall not result in gaps in coverage. The Company may, and, if requested by Parent, shall purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially similar benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions; provided that the Company shall not pay in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such “tail” policy. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and no party shall have any further obligation to purchase or pay for insurance hereunder.

(d) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under applicable Law, the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.8.

SECTION 6.9 Fees and Expenses. Except as provided in Sections 8.3, 8.4 and 8.5, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 6.11 Employee Matters. Parent shall, for a period of one (1) year immediately following the Closing Date (or, if earlier, the date of termination of the applicable Company Employee (defined below)), cause the Surviving Corporation and its Subsidiaries to provide salaried employees of the Company and its Subsidiaries (the “Company Employees”) with (a) if employed as a salaried, exempt employee, the level of base salary that, on an individual-by-individual basis, is no less favorable to the level of base salary in effect immediately prior to the Closing Date and (b) employee benefit plans and programs (excluding for purposes of this clause (b) any equity compensation grants) that are substantially comparable, in the aggregate, to the employee benefit plans and programs provided by the Company and its Subsidiaries to Company Employees prior to the Closing Date (excluding for purposes of this clause (b) any equity compensation grants). Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any 401(k) savings plan and welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided that the foregoing service credit shall not apply with respect to any defined benefit plan or to the extent its application would result in a duplication of benefits. Parent shall use commercially reasonable efforts to (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates if such limitations and conditions were waived with respect to such Company Employees under the Company Plans, and (y) provide credit solely for purposes of the plan year in which the Closing occurs to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date. Without limiting the generality of Section 9.6, the provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no Company Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.11 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Company Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates to continue any Company Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Plans or other employee benefit plans, programs or Contracts.

SECTION 6.12 Company Disclosure Letter. The Company may, at its option, include in the Company Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any matter disclosed in the Company Disclosure Letter shall be deemed to be disclosed with respect to any section of Article IV to which the matter relates, to the extent the relevance of such matter to such a section of the Company Disclosure Letter is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Sections 4.1, 4.2, 4.5, 4.16, 4.17, 4.26 and 4.27 which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter.

SECTION 6.13 Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock at the completion of the Offer.

SECTION 6.14 Takeover Statutes. The Company shall not take any action which would cause any Takeover Law to become applicable to this Agreement or any of the Transactions. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions after the date of this Agreement, the Company shall use reasonable best efforts to take such actions to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

SECTION 6.15 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement (including, without limitation, Section 6.2), the parties understand and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.16 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of stockholders of the Company.

SECTION 6.17 Rule 14d-10. Prior to the expiration of the Offer, the Company (acting through the Company Board or its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

SECTION 6.18 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

SECTION 6.19 Financing.

(a) Parent and Merger Sub shall use their reasonable best efforts (taking into account the expected timing of the Marketing Period) to arrange and consummate the Financing on the terms and conditions described in the Commitment Letters at or prior to the Closing including by (i) maintaining in effect the Commitment Letters and negotiating and entering into the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter; (ii) satisfying (or, if deemed advisable by Parent, seeking the waiver of) on a timely basis all terms, covenants and conditions forth in the Commitment Letters and the Definitive Financing Agreements applicable to Parent and Merger Sub that are within their control; and (iii) upon satisfaction of all of the conditions precedent under Section 7.1 and Section 7.2 (except those that, by their nature, are to be satisfied at the Closing, provided that such conditions would be so satisfied as of such date), consummating or causing the consummation of the Financing including, if necessary, by enforcing their rights under the Commitment Letters and the Definitive Financing Agreements. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.19 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Guarantor counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

(b) Upon request of the Company, Parent shall apprise the Company of material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter or Definitive Financing Agreement, as applicable, shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter and is also party to any Definitive Financing Agreement notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all of the Financing contemplated by the Commitment Letters on the terms described therein. Parent shall not amend, alter or replace, or agree to amend, alter or replace, any Commitment Letter in any manner that would (i) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, or (ii) reduce the amount of cash proceeds from the Financing available to fund the Required Amount, in each case, in a manner that would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions without the prior written consent of the Company (it being understood and agreed that Parent and Merge Sub may amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, or if the Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms, taken as a whole, not materially less favorable to Parent and Merger Sub as those contained in the Debt Commitment Letter (after taking into account any “flex” provisions included in the related fee letter) and in an amount sufficient to fund the Required Amount (the “Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Commitment Letter as originally issued, to the extent needed to fund the Required Amount, and on terms and conditions, taken as a whole, not materially less favorable to Parent or Merger Sub than those included in the Debt Commitment Letter on the date hereof (after taking into account any “flex” provisions included in the related fee letter) (the “Alternate Debt Commitment Letter”). In the event any Alternate Financing is obtained and an Alternate Debt Commitment Letter is entered into in accordance with this Section 6.19(c), (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letter” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternate Debt Commitment Letter, at the time in question and any Alternate Debt Commitment Letter to the extent then in effect.

(d) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Commitment Letter, adversely affect the rights of Parent or Merger Sub to enforce its rights against the other parties to the Equity Commitment Letter, or otherwise constitute a waiver or reduction of Parent’s or Merger Sub’s rights under the Equity Commitment Letter.

(e) The Company shall, and shall cause its Subsidiaries to, and use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to provide to Parent and Merger Sub such cooperation in connection with the Debt Financing as may be reasonably requested by Parent, including:

(i) assisting in preparation for and participation upon reasonable advance notice in a reasonable number of meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and ratings agencies, and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(ii) assisting Parent and the Debt Financing sources in the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities; and (B) customary materials for rating agency presentations; it being understood and agreed that such documents, memoranda, prospectuses and materials shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation as obligor;

(iii) as promptly as reasonably practicable (A) furnishing Parent’s financing sources (including the Debt Financing sources) and their respective Representatives with the Required Information and (B) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable;

(iv) providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries and requesting accountants’ consents in connection with the use of the Company’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC, if necessary;

(v) using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s financing sources (including the Debt Financing sources) to be included in any offering documents; provided that neither the Company nor any of its Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi) using reasonable best efforts to provide monthly financial statements in the form currently prepared by the Company as soon as reasonably practicable after the same become available after the end of each month prior to the Closing;

(vii) executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests (it being understood and agreed that no such certificate or document shall become effective until the Effective Time), (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance) and (z) using reasonable best efforts to procure customary (e.g., local counsel) legal opinions;

(viii) upon the reasonable request of Parent and to the extent the same become necessary or advisable in connection with the Debt Financing, assisting Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries (including by arranging discussions among Parent, the Company and the Debt Financing and their respective Representatives with other parties to such material leases, encumbrances and Contracts as of the Closing);

(ix) [Reserved];

(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Offer, the Merger and the other Transactions; and

(xi) providing at least five (5) Business Days prior to the Closing Date all documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested at least eight (8) Business Days prior to the anticipated Closing Date;

provided that, notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any Alternative Financing) prior to the Effective Time, (B) neither the Company nor any of its Subsidiaries or Representatives shall be required to take any action under this Section 6.19 that would unreasonably interfere with the business or operations of the Company or its Subsidiaries and (C) neither the Company nor any of its Subsidiaries or Representatives shall be required to take any action that will conflict with or violate their respective organizational documents.

(f) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the marketing of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(g) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is Compliant; provided, that the Company shall use its reasonable best efforts to update any such information required to be updated pursuant to clause (iii) of the definition of “Compliant” prior to the time that the Marketing Period, once commenced, shall be deemed not to have commenced pursuant to clause (y)(iii) of the second paragraph of the definition thereof. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.19 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to more than one attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and Form 8-K, to the extent required to include financial information pursuant to Item 9.01 thereof, and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K

(h) [Reserved].

(i) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.19) and any information utilized in connection therewith (other than information provided in writing specifically for use in connection with the Financing by or on behalf of the Company or its Subsidiaries), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or, in each case, their respective Representatives. In addition, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with the cooperation contemplated by this Section 6.19.

SECTION 6.20 Rights Plans.

(a) The Company will file on the date hereof with the Secretary of State of the State of Kansas pursuant to Section 17-6401(g) of the KGCC a certificate of designation in respect of the Company Preferred Stock relating thereto, in the form attached as Exhibit B-2 (the “Certificate of Designation”). The Company will distribute the Rights (as defined in the Rights Plan) on or prior to the eleventh (11th) day following the date hereof to holders of record as of a date not later than the eleventh (11th) day following the date hereof. The Company shall not, without Parent’s prior written consent, amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan; provided, however, that the Company Board may amend or waive any provision of the Rights Plan or redeem such Rights to the extent that: (i) (A) none of the Company, its Affiliates, its Subsidiaries or any of their Representatives shall have breached in any material respect any of the provisions set forth in Section 6.1 or in Section 6.3, (B) the Company Board determines in good faith, after having consulted with the its outside legal counsel, that the failure to amend such Rights Plan, waive such provision or redeem such Rights would be inconsistent with its fiduciary duties, and (C) the Company provides Parent with written notice of the Company’s intent to take such action at least three Business Days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

(b) Except as provided in Sections 4.27 and 6.20(a), the Company shall not enter into or adopt any “poison pill” or similar stockholder rights plan.

SECTION 6.21 Resignations. Subject to Section 1.1(c), the Company shall cause each officer, director or manager of the Company or any of its Subsidiaries, as shall have been requested by Parent to the Company in writing at least three (3) Business Days prior to the Acceptance Time or the Closing, to tender his or her resignation effective as of the earlier of the Acceptance Time or the Closing, as the case may be.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. If required by Law, the Company Stockholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act shall have been terminated or shall have expired or early termination thereof shall have been granted;

(c) No Injunctions or Restraints.

(i) There shall not be pending any Legal Action by any state or federal Governmental Authority that seeks, directly or indirectly, to challenge or make illegal or otherwise enjoin, prohibit, prevent, restrain or materially delay the consummation of the Offer, the Merger or any of the other Transactions; and,

(ii) There shall be no Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”), whether temporary, preliminary or permanent, that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clause (c)(i) above; and,

(d) Purchase of Shares. Unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer (including any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3(a), 4.3(d), 4.3(e), 4.6(c), 4.17 and 4.26 shall be true and correct in all respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The representations and warranties of the Company contained in 4.3(b), 4.3(c), 4.16 and 4.27 shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). All remaining representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Material Adverse Effect. Since the date of this Agreement, there has not been, individually or in the aggregate, a Material Adverse Effect; and

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by the chief executive officer of the Company, dated as of the Closing Date, certifying that all of the conditions set forth in Sections 7.2(a), (b), (c) and (d) have been satisfied.

SECTION 7.3 Conditions to Obligations of the Company. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger and the other Transactions. The Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

SECTION 7.4 Frustration of Closing Conditions . None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Offer, the Merger and the other Transactions, as required by and subject to Section 6.4.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or before July 14, 2014, which date may be extended by up to sixty (60) days by the mutual written consent of Parent and the Company (such date, as it may be extended pursuant to this Section 8.1(b)(i) is referred to as the “Walk-Away Date”); provided that the right to terminate this Agreement under Section 8.1(b)(i) shall not be available to a party if the failure of the Effective Time to occur on or before the Walk Away Date was primarily due to a material breach by such party of its obligations under this Agreement, other than its obligation to consummate the Offer in accordance with Section 1.1 or to consummate the Merger in accordance with Section 2.2;

(ii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party unless such party shall have complied with its obligations under Section 6.4 to prevent, oppose or remove such Restraint; or

(iii) if consummation of the Merger requires the Company Stockholder Approval pursuant to applicable Law and if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A)(x) if the Offer Termination shall not have occurred, and if such breach or failure were occurring or continuing at the Offer Closing, would give rise to the failure of an Offer Condition or (y) if the Offer Termination shall have occurred, and if such breach or failure were occurring or continuing at the Closing, would give rise to the failure of a condition set forth in Section 7.2 and (B) has not been cured by the Walk-Away Date; provided that Parent shall have given the Company written notice at least four (4) Business Days prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if (x) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) if the Offer Closing shall have occurred;

(ii) if a Company Adverse Recommendation Change shall have occurred;

(iii) if the Company shall have breached any of its obligations under Section 6.3, other than deminimis breaches of the Company’s notification obligations under Section 6.3(a)(iii) or 6.3(f)(iii); or

(iv) if there shall have been, individually or in the aggregate, a Material Adverse Effect on the Company; or

(d) by the Company:

(i) if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than relating to consummation of the Offer or the Merger), a breach or failure to perform (A) if such breach or failure were occurring or continuing at the Closing, would give rise to the failure of a condition set forth in Section 7.3 and (B) has not been cured by the Walk-Away Date; provided that the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (y) the Offer Closing shall have occurred;

(ii) if concurrently, the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in compliance with Section 6.3; provided, however, that payment of the Company Termination Fee or the Go-Shop Termination Fee pursuant to Section 8.3(b) and reimbursement of Parent’s expenses pursuant to Section 8.5(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.1(d)(ii);

(iii) if (A) the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and (B) Parent fails to close the Merger by the time set forth in Section 2.2, and (C) after such failure to close the Merger, the Company has given Parent written notice at least two (2) Business Days prior to such termination that it stands and will stand ready, willing and able to consummate the Merger until such termination, certifies as to the statements in clause (A) above, and stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(iii) and the basis for such termination; or

(iv) if, on the Offer Expiration Date, (A)(x) all of the Offer Conditions shall have been satisfied or waived and (y) Merger Sub shall have failed to consummate the Offer in accordance with Section 1.1(e), or (B)(x) all of the Offer Conditions (other than the condition that Parent (either directly or through its Subsidiaries) shall have entered into Definitive Financing Agreements, collectively in an amount at least equal to the Required Amount, which amount will be available to Parent (either directly or through its Subsidiaries) at the Offer Closing, subject only to consummation of the Offer Closing and the Closing) shall have been satisfied or waived and (y) Merger Sub shall have failed to consummate the Offer within five (5) Business Days thereafter; provided that, in each case, the Company shall have given Parent written notice at least two (2) Business Days prior to the Offer Expiration Date that it stands and will stand ready, willing and able to consummate the Top-Up Option (if necessary) and the Merger, certifies as to the statements in clause (A)(x) or (B)(x) above, as applicable, and stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(iv) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iv) if the Company is in material breach of this Agreement.

SECTION 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 6.5, 6.9, 8.2, 8.3, 8.4, 8.5 and 8.6, Article IX and the third to last sentence of Section 6.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) the Company may have liability as provided in Sections 8.3 and 8.5, (b) Parent may have liability as provided in Section 8.4, and (c) subject to the limitations set forth in Section 8.6 and 9.12, no such termination shall relieve any party from liability for Fraud or Willful Breach, provided, however, that in no event will Parent, Merger Sub and/or the Guarantor have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee, and the Parent Termination Fee shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Guarantor under the Limited Guarantee, collectively).

(b) In the event of termination of this Agreement pursuant to Section 8.1 prior to the expiration of the Offer, Parent and Merger Sub will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder. If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

SECTION 8.3 Company Termination Fee. The Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account designated by Parent:

(a) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) , in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination;

(b) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), in which case, payment shall be made concurrently with such termination; provided, however, that if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) to accept a Superior Offer from an Excluded Party prior to the Go-Shop Agreement Cut-Off Date, the Company Termination Fee shall equal the Go-Shop Termination Fee; or,

(c) if (i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b)(i) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i) but for such termination pursuant to Section 8.1(b)(i)), (B) by the Company or Parent pursuant to Section 8.1(b)(iii) or (C) by Parent pursuant to Section 8.1(c)(i), Section 8.1(c)(iii) or Section 8.1(c)(iv) and (ii) within twelve (12) months following the date of such termination, the Company consummates any transaction in respect of a Takeover Proposal or enters into an agreement in in respect of a Takeover Proposal which is later consummated, in which case, payment shall be made promptly, and in any event within two (2) Business Days, after the date on which the Company consummates such transaction in respect of such Takeover Proposal.

SECTION 8.4 Parent Termination Fee. Parent shall pay to the Company the Parent Termination Fee promptly, and in any event within two (2) Business Days after termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company:

(a) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), and the material breach by Parent or Merger Sub is a material factor in the failure of the Offer or the Merger, as the case may be, to be consummated; or

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or Section 8.1(d)(iv).

SECTION 8.5 Reimbursement of Parent Expenses. The Company shall pay to Parent (or its designee) by wire transfer of immediately available funds an amount equal to $7,000,000 for expenses incurred in connection with the this Agreement and the Transactions:

(a) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i), 8.1(c)(ii), 8.1(c)(iii) or 8.1(c)(iv), in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination;

(b) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), in which case, payment shall be made concurrently with such termination;

(c) if this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i) but for such termination pursuant to Section 8.1(b)(i)), in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination; or

(d) if this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), in which case, payment shall be made promptly, and in any event within two (2) Business Days after such termination.

SECTION 8.6 Single Payment Only; Liquidated Damages.

(a) Subject to Parent’s right to specific performance set forth in Section 9.8, (i) Parent’s right to receive the Company Termination Fee pursuant to Section 8.3 and Parent’s right to receive reimbursement of expenses pursuant to Section 8.5 shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub and Guarantor against the Company and its Subsidiaries, their respective Associated Parties, or any Associated Party of such Associated Parties for any damages suffered as a result of the failure of the Transactions to be consummated, and (ii) upon payment of such amount, no Person shall have any rights or claims against any of the Company, its Subsidiaries, their respective Associated Parties or any Associated Party of such Associated Parties under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, its Subsidiaries, their respective Associated Parties, or any Associated Party of such Associated Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. In the event Parent has received all amounts to which it is entitled pursuant to this Section 8.6(a), none of the Company, any of its Subsidiaries, any of their respective Associated Parties nor any Associated Party or such Associated Parties shall have any further liability under this Agreement or the other Transactions. For the avoidance of doubt, nothing in this Section 8.6(a) shall limit in any way the parties’ agreements in Section 9.12.

(b) Subject to the Company’s right to specific performance set forth in Section 9.8 and the Company’s rights under the Confidentiality Agreement, (i) the Company’s right to receive the Parent Termination Fee from Parent or from the Guarantor pursuant to the Limited Guarantee pursuant to Section 8.4 shall constitute the sole and exclusive remedy of the Company (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantor, their respective Associated Parties, or any Associated Party of such Associated Parties for any damages suffered as a result of the failure of the Transactions to be consummated, and (ii) upon payment of such amount, no Person shall have any rights or claims against Parent, Merger Sub, the Guarantor, any of their respective Associated Parties or any Associated Party of such Associated Parties under this Agreement, the Limited Guarantee, the Equity Commitment Letter or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub, the Guarantor, any of their respective Associated Parties or any Associated Party of such Associated Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. In the event the Company has received all amounts to which it is entitled pursuant to this Section 8.6(b), none of Parent, Merger Sub, the Guarantor, any of their respective Associated Parties nor any Associated Party or such Associated Parties shall have any further liability under this Agreement or the other Transactions. In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.8. For the avoidance of doubt, nothing in this Section 8.6(b) shall limit in any way the parties’ agreements in Section 9.12.

(c) For the avoidance of doubt, (i)(A) in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion and (B) in no event shall Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion, and (ii) in no event will Parent, Merger Sub and/or the Guarantor have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee, and the Parent Termination Fee shall be the maximum aggregate liability of Parent and Merger Sub hereunder (and of the Guarantor under the Limited Guarantee, collectively).

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors (which in the case of the Company after the Offer Closing shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that, in the case of the Company following the Offer Closing, the Independent Director Approval contemplated by Section 1.3 is obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that each of Parent and Merger Sub shall be permitted, without the Company’s consent, to assign any of their respective rights, interests and obligations under this Agreement to any of its Affiliates or Subsidiaries or to any financing source for security purposes, and the enforcement of all rights and remedies that Parent has against the Company, but such assignment shall not relieve Parent or Merger Sub of any obligation or liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

SECTION 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by fax, Portable Document Format (PDF) or other means of electronic transmission) to the other parties. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement together with Annex A hereto, the Company Disclosure Letter, the Confidentiality Agreement and the Limited Guarantee constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right or remedy of any nature whatsoever under or by reason of this Agreement other than (i) after the Effective Time, the rights of the holders of Company Common Stock or Company Restricted Stock to receive the Offer Price or the Merger Consideration pursuant to the provisions of Articles I and III, as applicable; (ii) the rights of Indemnitees as provided in Section 6.8, (iii) the rights of Non-Party Affiliates as provided in Section 9.12 and (iv) as to the financing sources under the Debt Financing, the provisions of Section 8.2, Section 8.4, Section 8.6, this Section 9.6 and Section 9.7 (it being understood that such provisions may not be amended in a manner adverse to such financing sources in any material respect without their prior written consent). Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that, as set forth in Section 6 of the Equity Commitment Letter, the Company shall be a third party beneficiary of the Equity Commitment Letter, solely to the extent that the Company is awarded, in accordance with Section 9.8, specific performance of Parent’s obligation to cause the Equity Financing to be funded.

SECTION 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, together with Annex A hereto, the Limited Guarantee, the Company Disclosure Letter, the Confidentiality Agreement and any other document, certificate or instrument delivered pursuant hereto (together, the “Related Documents”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the Related Documents or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the relationship between the parties (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the Related Documents or as an inducement to enter into this Agreement or the Related Documents) (all such claims or causes of action, a “Cause of Action”) shall be governed by the internal laws of the State of Delaware (including its laws regarding statutes of limitations), without giving effect to any choice or conflict of Law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of Laws of any other jurisdiction.

(b) Each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings (whether at law, in equity, in contract, tort or otherwise) arising in connection with this Agreement or the transactions contemplated by this Agreement, the Financing or the Limited Guarantee shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over the particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.9 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c) Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the financing sources for the Financing and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

SECTION 9.8 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, and subject to Section 9.8(b) and Section 9.8(c), in the event of any breach or threatened breach by the Company, Parent or Merger Sub of any of their respective covenants or obligations set forth in this Agreement, the Company (on its own behalf and on behalf of any third party beneficiaries designated in Section 9.6), on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or the Limited Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Limited Guarantee.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Offer or the Merger, to pay the Offer Price or Merger Consideration or to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) (each, a “Consummation Event”) unless:

(i) with respect to the Offer and payment of the Offer Price and the Equity Financing related thereto, all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer;

(ii) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, all the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied or waived;

(iii) Parent (either directly or through its Subsidiaries) has received the Debt Financing (or any Alternate Debt Financing) and/or Parent (either directly or through its Subsidiaries) has entered into Definitive Financing Agreements, collectively in an amount at least equal to the Required Amount, which amount will be available to Parent (either directly or through its Subsidiaries) at the Offer Closing, subject only to consummation of the Offer Closing and the Closing; and

(iv) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably and unconditionally confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur (and the Company has not revoked such confirmation).

(c) Notwithstanding anything else to the contrary, for the avoidance of doubt, while the Company may concurrently seek specific performance or other equitable relief in order to effect a Consummation Event and payment of the Parent Termination Fee under Section 8.4, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief in order to effect a Consummation Event and payment of any monetary damages, including all or any portion of the Parent Termination Fee.

(d) Each party hereby agrees not to raise any objections to the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or the Limited Guarantee (including monetary damages) in the event that the remedies provided for in this Section 9.8 are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.8 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Action or legal proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement or the Limited Guarantee that may be available then or thereafter. For the avoidance of doubt and subject only to the possible entitlement to specific performance as set forth in this Section 9.8, in no event shall Parent, Merger Sub, their respective Associated Parties or any Associated Party of such Associated Parties have any liability under or in respect of this Agreement or the transactions related hereto in excess of an aggregate amount equal to the Parent Termination Fee.

(e) Notwithstanding anything to the contrary in this Agreement, except as and to the extent expressly permitted by this Section 9.8, the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.4.

SECTION 9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two Business Days after being sent); (c) if sent by facsimile transmission before 5:00 p.m. (addressee’s local time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (addressee’s local time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement

If to Parent or Merger Sub, to:

Queso Holdings Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Attention: Scott I. Ross

Lance A. Milken

Facsimile: (646) 607-0591

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Cohen, Esq.

Ronald C. Chen, Esq.

Facsimile: (212) 403-2347

(212) 403-2117

If to the Company, to:

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

Attention: General Counsel

Facsimile: (972) 258-5527

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: D. Gilbert Friedlander, Esq.

Facsimile: (214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

SECTION 9.10 Severability . If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.11 Definitions . As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.3(j).

“Acceptance Time” shall have the meaning set forth in Section 1.1(d).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided that, with respect to Parent, Merger Sub and the Surviving Corporation, “Affiliate” shall not include Apollo Global Management LLC, any of its funds, or its or their respective portfolio companies or other investments. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternate Debt Commitment Letter” shall have the meaning set forth in Section 6.19(c).

“Alternate Financing” shall have the meaning set forth in Section 6.19(c).

“Antitrust Laws” shall have the meaning set forth in Section 6.4(a).

“Associated Party” of a Person shall mean such Person’s former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources (including the lenders under the Debt Commitment Letter), managers, general or limited partners or assignees.

“Balance Sheet Date” shall have the meaning set forth in Section 4.5(c).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.3(a).

“Book-Entry Share” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cause of Action” shall have the meaning set forth in Section 9.7(a).

“Certificate” shall have the meaning set forth in Section 3.1(c).

“Certificate of Designation” shall have the meaning set forth in Section 6.20(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claim” shall have the meaning set forth in Section 6.8(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.2(g)

“Commitment Letters” shall have the meaning set forth in Section 5.6.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 6.3(g).

“Company Affiliate Transaction” shall have the meaning set forth in Section 4.24.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(g).

“Company Articles of Incorporation” shall have the meaning set forth in Section 1.3(f).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 6.3(g).

“Company Bylaws” shall have the meaning set forth in Section 1.3(f).

“Company Charter Documents” shall have the meaning set forth in Section 1.3(f).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.11.

“Company Lease” shall have the meaning set forth in Section 4.15(b).

“Company Pension Plan” shall have the meaning set forth in Section 4.12(c).

“Company Plan” shall have the meaning set forth in Section 4.12(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company Restricted Stock” shall have the meaning set forth in Section 3.4.

“Company SEC Documents” shall have the meaning set forth in Section 4.5(a).

“Company Stock Plans” shall mean (i) the CEC Entertainment, Inc. Third Amended and Restated 2004 Restricted Stock Plan and (ii) the CEC Entertainment, Inc. Second Amended and Restated Non-Employee Directors Restricted Stock Plan.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.3(d).

“Company Stockholders Meeting” shall have the meaning set forth in Section 6.1(b).

“Company Termination Fee” means a termination fee equal to 3.5% of the sum of (a) the Offer Price multiplied by the number of outstanding Shares on a fully diluted basis as of the date of this Agreement plus (b) $385,279,000.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities of Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

“Consummation Event” shall have the meaning set forth in Section 9.8(b).

“Contract” shall have the meaning set forth in Section 4.3(c).

“Conversion Event” shall have the meaning set forth in Section 1.1(f)(iii).

“Copyrights” shall have the meaning set forth in Section 9.11 (in the definition of Intellectual Property).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.6.

“Debt Financing” shall have the meaning set forth in Section 5.6.

“Definitive Financing Agreements” shall have the meaning set forth in Section 6.19(a).

“Delay” shall have the meaning set forth in Section 6.2(b).

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“EBITDA” shall mean the Company’s net income before interest expense, income taxes and depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6.

“Equity Financing” shall have the meaning set forth in Section 5.6.

“ERISA” shall have the meaning set forth in Section 4.12(a).

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 1.1(a).

“Excluded Party” shall have the meaning set forth in Section 6.3(j).

“Existing Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

“Fairness Opinion” shall have the meaning set forth in Section 4.16.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule or any applicable Franchise Law.

“Filed Company SEC Documents” shall have the meaning set forth in Article IV.

“Financial Advisor” shall have the meaning set forth in Section 4.16.

“Financing” shall have the meaning set forth in Section 5.6.

“Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any Mark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” shall mean all material written Contracts, commitments, letters of intent, arrangements or understandings pursuant to which the Company or any of its Subsidiaries grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise (including all amendments and terminations). Without limiting the foregoing, Franchise Agreement includes area development agreements, area license or franchise agreements and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by the Company or any of its Subsidiaries with respect to its obligations as a franchisor or otherwise under any such agreements.

“Franchisee” means a Person (including any Affiliate of the Company or any of its Subsidiaries or their respective officers or directors) who is a party to a Franchise Agreement with the Company or any of its Subsidiaries.

“Franchise Law” means the FTC Rule and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“Fraud” shall mean the failure of any representation or warranty in Article IV or Article V hereof to be true when made, provided that the party making such representation or warranty had knowledge that such representation or warranty was actually and intentionally breached in any material respect when made.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Go-Shop Agreement Cut-Off Date” shall have the meaning set forth in Section 6.3(j).

“Go-Shop Period” shall have the meaning set forth in the Section 6.3(a).

“Go-Shop Termination Fee” means a termination fee equal to 1.75% of the sum of (a) the Offer Price multiplied by the number of outstanding Shares on a fully diluted basis as of the date of this Agreement plus (b) $385,279,000.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guarantor” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) indebtedness for borrowed money (whether current, short-term or long-term, secured or unsecured), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional or installment sale Contracts or other title retention Contracts relating to purchased property (including “earn-outs”), (iv) capital lease obligations, (v) obligations in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar arrangements, (vi) liabilities of the Company or any of its Subsidiaries for any bank overdrafts, (vii) accrued interest, premiums, penalties and other obligations relating to the foregoing in connection with the repayment thereof on or prior to the Effective Time, (viii) obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of indebtedness of any other Person and “keepwell” or other agreements to maintain any financial statement condition of any other Person and (ix) all arrangements having the economic effect of any of the foregoing.

“Indemnitee” or “Indemnitees” shall have the meaning set forth in Section 6.8(a).

“Independent Director” shall have the meaning set forth in Section 1.3(d).

“Independent Director Approval” shall have the meaning set forth in Section 1.3(f).

“Initial Offer Expiration Date” shall have the meaning set forth in Section 1.1(c).

“Intellectual Property” shall mean all intellectual property rights and related priority rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (c) Internet domain names, (d) copyrights in works of authorship and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), and (c) trade secrets and know-how (collectively, “Trade Secrets”).

“Intervening Event” shall have the meaning set forth in Section 6.3(i).

“Inventory” shall have the meaning set forth in Section 4.19.

“Key Supplier” shall have the meaning set forth in Section 4.21.

“KGCC” shall have the meaning set forth in the Recitals.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of the this Agreement, of the individuals listed on Section 9.11(a) of the Company Disclosure Letter.

“KSA” shall have the meaning set forth in Section 4.3(b).

“Laws” shall have the meaning set forth in Section 4.9(a).

“Legal Action” shall have the meaning set forth in Section 4.8.

“Lien” shall mean any and all liens, encumbrances, charges, mortgages, deeds of trust, options, rights of first refusal or first offer, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Limited Guarantee” shall have the meaning set forth in the Recitals.

“Marketing Period” shall mean the first period of 15 consecutive calendar days after the date hereof (i) throughout and at the end of which Parent shall have the Required Information and the Required Information is Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within five (5) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and, if the Company shall thereafter in good faith reasonably believe that it has provided the additional Required Information and the Required Information is at that time Compliant, it may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes that the Company has not completed delivery of the additional Required Information or the Required Information is not at that time Compliant and, within five (5) business days after its receipt of such notice from the Company, Parent delivers a written notice to that effect (stating with specificity which additional Required Information the Company has not delivered or is not at that time Compliant)) and (ii) with respect to the Marketing Period as it applies to Section 2.2 of this Agreement, throughout and at the end of which the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature can only be satisfied at Closing, including the condition set forth in Section 7.1(d)) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive calendar day period; provided that such 15 consecutive calendar day period shall exclude July 3, 2014 and July 4, 2014. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive calendar day period described above if the Debt Financing is consummated on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive calendar day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10 - K, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or any such restatement is under active consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; (iii) any Required Information would not be Compliant at any time during such 15 consecutive calendar day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such 15 consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred) or otherwise does not include the “Required Information” as defined; or (iv) the Company shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed.

“Marks” shall have the meaning set forth in Section 9.11 (in the definition of Intellectual Property).

“Material Adverse Effect” shall have the meaning set forth in Section 4.1(a).

“Material Contract” shall have the meaning set forth in Section 4.7(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Condition” shall have the meaning set forth in Annex A.

“Non-Party Affiliates” shall have the meaning set forth in Section 9.12.

“Notice Period” shall have the meaning set forth in Section 6.3(h)(iii).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 1.1(e).

“Offer Conditions” shall have the meaning set forth in Section 1.1(b).

“Offer Documents” shall have the meaning set forth in Section 1.1(i).

“Offer Expiration Date” shall have the meaning set forth in Section 1.1(c).

“Offer Price” shall have the meaning set forth in Recitals.

“Offer Termination” shall have the meaning set forth in Section 1.1(g).

“Offer Walk-Away Date” shall have the meaning set forth in Section 1.1(f)(i).

“Owned Property” shall have the meaning set forth in Section 4.15(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Termination Fee” means a termination fee equal to 5% of the sum of (a) the Offer Price multiplied by the number of outstanding Shares on a fully diluted basis as of the date of this Agreement and (b) $385,279,000.

“Patents” shall have the meaning set forth in Section 9.11 (in the definition of Intellectual Property).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permits” shall have the meaning set forth in Section 4.9(b).

“Permitted Lien” shall mean (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Company’s and its Subsidiaries’ books and records to the extent required in accordance with GAAP, (ii) deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course consistent with past practice, (iii) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Filed Company SEC Documents, (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like liens imposed by any Law arising in the ordinary course of business consistent with past practice and securing obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s and its Subsidiaries’ books and records to the extent required in accordance with GAAP, (v) liens, encumbrances or imperfections of title which are not material in amount or do not materially detract from the value of or materially impair the existing or intended use of the property affected by such lien, encumbrance or imperfection and (vi) liens set forth on Section 9.11(b) of the Company Disclosure Letter.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Promissory Note” shall have the meaning set forth in Section 1.4(b).

“Proxy Clearance Date” shall have the meaning set forth in Section 6.1(a).

“Proxy Statement” shall have the meaning set forth in Section 4.4.

“Qualified Pre-Existing Bidder” shall have the meaning set forth in Section 6.3(j).

“Related Documents” shall have the meaning set forth in Section 9.7(a).

“Related Party” shall have the meaning set forth in Section 4.24.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Required Amount” shall have the meaning set forth in Section 5.6.

“Required Information” means all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation and Discussion Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letter, it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 6.19).

“Restraints” shall have the meaning set forth in Section 7.1(c)(ii).

“Rights Plan” shall have the meaning set forth in Section 4.27.

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(a).

“Schedule TO” shall have the meaning set forth in Section 1.1(i).

“SEC” shall have the meaning set forth in Section 1.1(c).

“Securities Act” shall have the meaning set forth in Section 1.4(d).

“Share” or “Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning set forth in Section 6.3(j).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Laws” shall have the meaning set forth in Section 4.3(b).

“Takeover Proposal” shall have the meaning set forth in Section 6.3(j).

“Tax Returns” shall have the meaning set forth in Section 4.11(e).

“Taxes” shall have the meaning set forth in Section 4.11(e).

“Top-Up Closing” shall have the meaning provided in Section 1.4(c).

“Top-Up Impediment” shall have the meaning set forth in Annex A.

“Top-Up Notice” shall have the meaning provided in Section 1.4(c).

“Top-Up Option” shall have the meaning provided in Section 1.4(a).

“Top-Up Option Shares” shall have the meaning provided in Section 1.4(a).

“Trade Secrets” shall have the meaning set forth in Section 9.11 (in the definition of Intellectual Property).

“Transaction Claim” shall have the meaning set forth in Section 6.7(a).

“Transactions” refers to the transactions contemplated hereby, including the Offer, the Top-Up Option, the Merger and the Rights Plan.

“Walk-Away Date” shall have the meaning set forth in Section 8.1(b)(i).

“Willful Breach” shall mean with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

SECTION 9.12 Non-Recourse . All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Related Documents or the negotiation, execution, performance or non-performance of this Agreement or the Related Documents (including any representation or warranty made in or in connection with this Agreement, the Related Documents or as an inducement to enter into this Agreement or the Related Documents) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to this Agreement or the Related Documents have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement or the Related Documents, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the Related Documents or for any claim based on, in respect of, or by reason of this Agreement, the Related Documents or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 9.12.

SECTION 9.13 Obligation of Parent . Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

SECTION 9.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

QUESO HOLDINGS INC.

By:
Name:
Title:

Q MERGER SUB INC.

By:
Name:
Title:

CEC ENTERTAINMENT, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex A

Offer Conditions

The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the phrase “the Agreement” shall be deemed to refer to the attached Agreement.

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares if (i) there shall not have been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares owned by Parent and its Affiliates, would represent more than 50% of the Shares then outstanding determined on a fully-diluted basis (the “Minimum Condition”), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) Parent (either directly or through its Subsidiaries) shall not have entered into Definitive Financing Agreements, collectively in an amount at least equal to the Required Amount, which amount will be available to Parent (either directly or through its Subsidiaries) at the Offer Closing, subject only to consummation of the Offer Closing and the Closing or (iv) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of the expiration of the Offer:

(a) (i) There shall be pending any Legal Action by any state or federal Governmental Authority that seeks, directly or indirectly, to challenge or make illegal or otherwise enjoin, prohibit, prevent, restrain or materially delay the consummation of the Offer, the Merger or any of the other Transactions; or (ii) there shall be in effect any Restraint, whether temporary, preliminary or permanent, that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clause (i) above;

(b) (i) Any of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3(a), 4.3(d), 4.3(e), 4.6(c), 4.17 and 4.26 shall not be true and correct in all respects in each case as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date); (ii) any of the representations and warranties of the Company contained in 4.3(b), 4.3(c), 4.16 and 4.27 shall not be true and correct in all material respects in each case as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date); or (iii) any of the remaining representations and warranties of the Company set forth in the Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall not be true as of the expiration of the Offer as though made on and as of such time (except to the extent such representations and

Annex A-1

warranties speak as of an earlier date, as of such earlier date), provided, however, that for purposes of this clause (iii), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) The Company shall not have performed or complied in all material respects with its obligations, agreements or covenants required to be performed or complied with under the Agreement at or prior to the expiration of the Offer, and such breach or failure has not been cured at or prior to the expiration of the Offer;

(d) Since the date of the Agreement, there has been any event, change, development, circumstance, occurrence, effect, condition or state of facts involving the Company or any of its Subsidiaries, taken as a whole, that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) There shall have been a Company Adverse Recommendation Change;

(f) In the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Merger Sub owns at least ninety percent (90%) of the outstanding shares of Company Common Stock on a fully diluted basis immediately after the Offer Closing, (i) there shall exist under applicable Law any restriction or legal impediment on Merger Sub’s ability and right to exercise the Top-Up Option (the “Top-Up Impediment”) or (ii) the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to reach at least ninety percent (90%) of the outstanding shares of Common Stock on a fully diluted immediately after the Offer Closing (after giving effect to such exercise); or

(g) The Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement.

(h) The Company shall have failed to deliver to Parent a certificate signed on behalf of the Company by the chief executive officer of the Company, dated as of the Offer Closing, certifying that none of the conditions in paragraphs (b), (c), (d), (e) and (f) of this Annex A shall have occurred and be continuing. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement.

(i) The Marketing Period shall not have been completed.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time (other than the Minimum Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Annex A-2

Annex B

Articles of Incorporation

[Attached]

Annex B-1

Annex B

THIRD RESTATED ARTICLES OF INCORPORATION

OF

CEC ENTERTAINMENT, INC.

CEC Entertainment, Inc., a corporation organized and existing under the laws of the State of Kansas, hereby certifies as follows:

I. The name of the corporation is CEC Entertainment, Inc. and the name under which the corporation was originally incorporated was ShowBiz Pizza Place, Inc. Its original Articles of Incorporation were filed with the Secretary of State of Kansas on April 30, 1980.

II. These Third Restated Articles of Incorporation were duly adopted by the directors and stockholders of the corporation in accordance with the provisions of the Kansas General Corporation Code (including K.S.A. 17-6605).

III. The Articles of Incorporation of the corporation, as previously amended and supplemented, are hereby amended and restated as follows:

First. The name of the corporation (herein called the “Corporation”) is CEC Entertainment, Inc.

Second. The address of its registered office in the State of Kansas is 130 N. Cherry, 3rd Floor, Olathe, Kansas 66051. The name of its resident agent at such address is BC Agent Services of Kansas, Inc.

Third. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Fourth. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock of the par value of $0.01 per share (the “Common Stock”).

Fifth. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws. Elections of directors need not be by ballot unless the bylaws of the Corporation so provide. Cumulative voting shall not prevail in the election of directors.

Annex B-2

Sixth. All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized:

A. to adopt, amend or repeal bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal bylaws made by the board of directors; and

B. from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the bylaws of the Corporation or as authorized by resolution of the stockholders or board of directors of the Corporation.

Seventh. To the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b)(8) of K.S.A. 17-6002 as now in effect and as it may from time to time hereafter be amended, the liability of a director of the Corporation to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the state of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. 17-6808 and 17-6901, and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing  3⁄4 in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ninth.

A. Actions Involving Directors and Officers. The Corporation shall indemnify each person who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed

Annex B-3

action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

B. Actions Involving Employees or Agents.

1. The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such services against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

2. To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A or B(1) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

C. Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section A or Section B(2) of this Article or authorized by the Corporation under Section B(1) of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct required by K.S.A. 17-6305. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) By a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

D. Advance Payment of Expenses. Expenses, including attorney fees, incurred by a person who is or was a director or officer in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized in this section.

Annex B-4

E. Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

F. Indemnification Agreements Authorized. Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any such agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with such other directors.

G. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving on behalf or at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or arising out of his status as such, whether or not the Corporation is obliged to or would have the power to indemnify him against such liability under the provisions of this Article; provided, that the obtaining of any such insurance shall not give rise to any right to indemnification for any director, officer, employee or agent except as otherwise specified herein, in the bylaws of the Corporation, or by separate agreement with the Corporation.

H. Survival. Any indemnification rights and rights to the advancement of expenses provided pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, indemnification rights and rights to the advancement of expenses arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such rights are given shall be entitled to rely upon such rights with respect to such acts or omissions as a binding contract with the Corporation.

Tenth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Annex B-5

Exhibit A

Limited Guarantee

[Attached]

Exhibit A-1

Exhibit A

LIMITED GUARANTEE

Limited Guarantee, dated as of January 15, 2014 (this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), in favor of CEC Entertainment, Inc., a Kansas corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof, by and among the Guaranteed Party, Queso Holdings Inc., a Delaware corporation (“Parent”), and Q Merger Sub Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”) (as the same may be amended or modified from time to time, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. Each Guarantor hereby guarantees, severally and not jointly, and not jointly and severally, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of a portion of Parent’s or Merger Sub’s obligation to pay to the Guaranteed Party (a) the Parent Termination Fee pursuant to Section 8.4 of the Merger Agreement, (b) the indemnification and reimbursement obligations owing to the Company, its Subsidiaries and their respective Representatives under Section 6.19(i) of the Merger Agreement, and (c) damages for Fraud or Willful Breach by Parent or Merger Sub in accordance with and subject to Section 8.2(a) of the Merger Agreement (clauses (a), (b) and (c), collectively, the “Guaranteed Obligations”), on the terms and subject to the conditions set forth in the Merger Agreement and herein, in an amount equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”); provided that the maximum liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed $66,597,220.70 (the “Maximum Aggregate Amount”), it being understood and agreed that this Limited Guarantee may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount. The Guaranteed Party hereby agrees that the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, and no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee or in the Merger Agreement, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other agreement with the Guaranteed Party, each Guarantor shall be similarly relieved, to such extent, of its respective obligations under this Limited Guarantee.

2. Terms of Limited Guarantee; Recovery Claim.

(a) This Limited Guarantee is an unconditional guarantee of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is

Exhibit A-2

brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions. Each Guarantor reserves the right, notwithstanding anything to the contrary provided herein, to (i) set off any amount owed hereunder by such Guarantor against any payment owing by the Guaranteed Party to Parent or any of the Guarantors, and (ii) assert any and all defenses which Parent or any of the Guarantors may have against payment of the Guaranteed Obligations.

(b) The liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent, Merger Sub, any Guarantor or affecting any of their respective assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii) the existence of any claim, set-off or other right that any of the Guarantors may have at any time against Parent, whether in connection with any of the Guaranteed Obligations or otherwise; or

(iv) any action or inaction on the part of the Guaranteed Party that is not in violation of the terms of the Merger Agreement, the Equity Commitment Letter of the Guarantors, dated as of even date herewith (the “Equity Commitment Letter”), or this Limited Guarantee, including, without limitation, the absence of any attempt to assert any claim or demand against Parent or collect the Guaranteed Obligations from Parent or the Guarantors.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, each of the Guarantors shall be fully released and discharged hereunder if the Guaranteed Obligations are paid in full by Parent or any other Person in accordance with the Merger Agreement.

(c) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (i) fraud or willful

Exhibit A-3

breach by the Guaranteed Party or any of its Subsidiaries, (ii) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement, (iii) breach by the Guaranteed Party of this Limited Guarantee or (iv) payment in full of the Guaranteed Obligations). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(d) In the event any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or otherwise must be (and is) returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made to the extent such Guarantors are in fact liable for such payment hereunder.

3. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees that:

(i) the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Acceptance Time or the Effective Time;

(ii) the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with the Merger Agreement, this Limited Guarantee or the Equity Commitment Letter, or the transactions contemplated thereby or hereby, other than as expressly set forth herein or in the Equity Commitment Letter; and

(iii) it has no and shall have no right of recovery against the Guarantors or any of any Guarantor’s Related Persons (as defined below), through any Guarantor, Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantors or any Related Person of any Guarantor, or otherwise, except for its rights against the Guarantors under this Limited Guarantee pursuant to the terms and subject to the conditions hereof and Retained Claims (as defined below).

(b) Recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Affiliates (as defined in the Merger Agreement) against the Guarantors and any of Guarantor’s Related Persons in respect of any breaches, losses or damages arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including in respect of any oral representations made or alleged to be made in connection therewith (other than any (a) remedies available pursuant to the terms and subject to the conditions of the Equity Commitment Letter and the Confidentiality Agreement, and (b) remedies available against Parent or Merger Sub pursuant to the Merger Agreement under the terms and subject to the conditions thereof (clauses (a) and (b), collectively, the “Retained Claims”). The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall

Exhibit A-4

cause its controlled Related Persons not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or the Equity Commitment Letter, or in respect of any oral representations made or alleged to be made in connection therewith, against any Guarantor or its Related Persons, except for claims of the Guaranteed Party against the Guarantors under this Limited Guarantee and Retained Claims. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, Representative or Financing Source or other financing source of such Person, or any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, Representative or Financing Source or other financing source of any of the foregoing, in each case other than the Guarantors, or Parent and Merger Sub, and their respective assignees under the Merger Agreement.

(c) Without prejudice to any right to specific performance that the Guaranteed Party may have under the Merger Agreement, the Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its controlled Related Persons not to institute, any proceeding or bring any other claim to recover, more than the Maximum Aggregate Amount in respect of any liabilities or obligations of the Guarantors, their permitted assigns, Parent or Merger Sub, or the applicable Maximum Guarantor Amount from each Guarantor and its permitted assigns in respect of any liabilities or obligations of the Guarantors, their permitted assigns, Parent or Merger Sub, arising under or in connection with the Merger Agreement, this Limited Guarantee or the transactions contemplated thereby or hereby, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein. The Guaranteed Party acknowledges that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:

(a) it is duly organized and validly existing entity in good standing in its state of organization;

(b) it has (and will continue to have) the requisite capacity and authority to execute and deliver this Limited Guarantee and to fulfill and perform its obligations hereunder;

(c) the execution, delivery and performance of this Limited Guarantee (i) have been duly authorized and approved by all necessary limited partnership, limited liability company, or corporate action, as applicable, and no other proceedings or actions on the part of it

Exhibit A-5

are necessary therefor and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on such Guarantor or result in the creation of any lien upon any of their respective properties, assets or rights, or (B) conflict with or result in any violation of or contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or any of its property or assets;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other person necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law);

(f) such Guarantor has (and will continue to have) unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other financial means at its disposal to enable such Guarantor to pay such Guarantor’s Maximum Guarantor Amount when due; and

(g) such Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by the Guarantors in this Limited Guarantee.

5. Termination. This Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Limited Guarantee as of the earliest to occur of: (i) the payment in full of the Guaranteed Obligations; (ii) consummation of the Merger in accordance with the terms of the Merger Agreement; (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances where Parent is not obligated to make any payment of any Guaranteed Obligations; (iv) 90 days after the valid termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be obligated to make a payment of any of the Guaranteed Obligations, provided that if on or prior to the date of termination of this Limited Guarantee any written claim has been made asserting that any of the Guaranteed Obligations are owing to the Guaranteed Party, then this Limited Guarantee shall not terminate until such matters are finally and conclusively resolved; and (v) the termination of this Limited Guarantee by mutual written agreement of the

Exhibit A-6

Guarantors and the Guaranteed Party. Upon any termination of this Limited Guarantee in accordance with this Section 5, no Person shall have any rights or claims against any of Parent, the Guarantors or their respective Related Parties under the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or in respect of any oral representations made or alleged to be made in connection herewith, whether at Law or equity, in contract, in tort or otherwise, and none of Parent, the Guarantors or their respective Related Parties shall have any further liability or obligation relating to or arising out of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, in respect of the transactions contemplated thereby or hereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In the event that the Guaranteed Party or any controlled Related Person of the Guaranteed Party asserts in any litigation (whether at Law, in equity, in contract, in tort or otherwise) relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount or any Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against any Guarantor or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), liability related to the Retained Claims, liability of the Guarantors under the Equity Commitment Letter or liability of Parent or Merger Sub pursuant to the terms of the Merger Agreement, (i) the obligations of each Guarantor under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (iii) none of the Guarantors nor any of their respective Related Persons shall have any liability to the Guaranteed Party or any of its Related Persons with respect to the transactions contemplated by the Merger Agreement, the Equity Commitment Letter or this Limited Guarantee (including in respect of any oral representations made or alleged to be made in connection therewith or herewith). Notwithstanding the foregoing, if on or prior to the date of termination of this Limited Guarantee any proceeding to enforce this Limited Guarantee has been commenced, then the Guarantors’ obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved; provided that any such proceeding shall have been instituted in accordance with Sections 16 and 17 hereof and shall remain subject to all terms and conditions hereof, including the limitations on liability of the Guarantors set forth herein (including the Maximum Aggregate Amount and the applicable Maximum Guarantor Amount).

6. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 of this Limited Guarantee, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior

Exhibit A-7

discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their Related Persons, on the one hand, and the Guaranteed Party or any of its Related Persons, on the other hand. Except as provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

8. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No partial exercise, failure, delay or omission on the part of any party in exercising any right, power, privilege or remedy under this Limited Guarantee will operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power under this Limited Guarantee preclude any other or future exercise of any right, remedy or power under this Limited Guarantee. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed the Guaranteed Party by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

9. Counterparts. This Limited Guarantee may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

10. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two (2) Business Days after being sent); (c) if sent by facsimile or email transmission before 5:00 p.m. (addressee’s local time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile or email transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (addressee’s local time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

Exhibit A-8

If to any Guarantor, to:

AP VIII Queso Holdings, L.P.

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention:         Laurie D. Medley

Facsimile:         (212) 515-3288

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Steven A. Cohen, Esq.

  Ronald C. Chen, Esq.

Facsimile:         (212) 403-2347

  (212) 403-2117

If to the Guaranteed Party, to:

CEC Entertainment, Inc.

4441 West Airport Freeway

Irving, Texas 75062

Attention:         General Counsel

Facsimile:         (972) 258-5527

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention:         D. Gilbert Friedlander, Esq.

Facsimile: (214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

11. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or each of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity

Exhibit A-9

Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligations hereunder may be assigned to the same assignee; provided that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

12. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor shall be considered a third party beneficiary of the provisions of Section 3 hereof.

13. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Section 3 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

14. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

15. Confidentiality. This Limited Guarantee shall be treated as confidential by the Guaranteed Party and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the written consent of each of the Guarantors or to the extent required by Law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this letter agreement may be provided to the Guaranteed Party’s directors, officers, employees and advisors and other representatives who have been directed by the Guaranteed Party to treat this Limited Guarantee and its contents as confidential, and the Guaranteed Party shall cause its directors, officers, employees and advisors to so treat this Limited Guarantee and its contents as confidential.

16. Governing Law; Forum. All issues and questions concerning the construction, validity, interpretation and enforceability of this Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any

Exhibit A-10

other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this Limited Guarantee hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Limited Guarantee or any transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware State court sitting in New Castle County, hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum, and hereby agrees that it will not bring any claim in any court other than such court. Notwithstanding the foregoing, each party to this Limited Guarantee hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Limited Guarantee or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 17 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

17. Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS LIMITED GUARANTEE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

[Remainder of Page Intentionally Left Blank]

Exhibit A-11

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:
Name:
Title:

[Signature Page to Limited Guarantee]

Accepted and Agreed,

CEC ENTERTAINMENT, INC.

By:
Name:
Title:

[Signature Page to Limited Guarantee]

Exhibit A

Guarantor	Maximum Guarantor Amount (% of Maximum Aggregate Amount)
AP VIII QUESO HOLDINGS, L.P.	$66,597,220.70	(100.0000%)
Total	$66,597,220.70	(100.0000%)

A-1

Exhibit B-1

Rights Plan

[Incorporated by reference to Exhibit 4.1 hereof]

Exhibit B-2

Certificate of Designation

[Incorporated by reference to Exhibit 3.2 hereof]

Exhibit B-2-1